Exhibit 10.2

[Published CUSIP Number:           ]
MULTI-YEAR SENIOR UNSECURED CREDIT AGREEMENT
dated as of
March 10, 2016
among
TYCO INTERNATIONAL HOLDING S.À R.L.,
as Borrower
THE LENDERS PARTY HERETO
and
CITIBANK, N.A.,
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BARCLAYS BANK PLC
WELLS FARGO SECURITIES, LLC
and JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.
BARCLAYS BANK PLC
WELLS FARGO BANK, NATIONAL ASSOCIATION
and JPMORGAN CHASE BANK, N.A.,
as Syndication Agents

TABLE OF CONTENTS
Page

ARTICLE I Definitions	1

Section 1.01	Defined Terms 1

Section 1.02	Classification of Loans and Borrowings 19

Section 1.03	Terms Generally 19

Section 1.04	Accounting Terms; GAAP 19

ARTICLE II The Credits	20

Section 2.01	Commitments 20

Section 2.02	Loans and Borrowings 20

Section 2.03	Requests for Borrowings 21

Section 2.04	[Intentionally Omitted] 22

Section 2.05	Funding of Borrowings 22

Section 2.06	Interest Elections 23

Section 2.07	Termination and Reduction of Commitments 24

Section 2.08	Repayment of Loans; Evidence of Debt 25

Section 2.09	Prepayment of Loans 25

Section 2.10	Fees 26

Section 2.11	Interest 27

Section 2.12	Calculation of Interest and Fees; Retroactive Adjustments of Applicable Rate 27

Section 2.13	Payments Generally; Pro Rata Treatment; Sharing of Set‑offs 28

Section 2.14	Defaulting Lender 29

Section 2.15	Commitment Increase 30

ARTICLE III Representations and Warranties	32

Section 3.01	Organization and Powers; Place of Business 32

Section 3.02	Authorization; Enforceability 32

Section 3.03	Governmental Approvals; No Conflicts 32

Section 3.04	Financial Condition; No Material Adverse Change 33

Section 3.05	Litigation and Environmental Matters 33

Section 3.06	Investment Company Status 33

Section 3.07	Taxes 33

Section 3.08	ERISA 34

Section 3.09	Disclosure 34

Section 3.10	Subsidiaries 34

Section 3.11	Margin Regulations 34

Section 3.12	Anti-Corruption Laws; Sanctions 34

ARTICLE IV Conditions	35

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Section 4.01	Effective Date 35

Section 4.02	Closing Date 36

Section 4.03	Each Borrowing 37

Section 4.04	Each Commitment Increase 38

ARTICLE V Covenants	38

Section 5.01	Financial Statements and Other Information 38

Section 5.02	Existence; Conduct of Business 40

Section 5.03	Maintenance of Properties; Insurance 40

Section 5.04	Books and Records; Inspection Rights 40

Section 5.05	Compliance with Laws 41

Section 5.06	Use of Proceeds 41

Section 5.07	Liens 41

Section 5.08	Fundamental Changes 43

Section 5.09	Financial Covenant 44

Section 5.10	Limitation on Restrictions on Subsidiary Dividends and Other Distributions 44

Section 5.11	Transactions with Affiliates 45

Section 5.12	Subsidiary Guarantors 47

Section 5.13	Subsidiary Debt 47

ARTICLE VI Events of Default	47

Section 6.01	Events of Default 47

ARTICLE VII The Administrative Agent	50

Section 7.01	Appointment and Authority 50

Section 7.02	Administrative Agent Individually 50

Section 7.03	Duties of Administrative Agent; Exculpatory Provisions 50

Section 7.04	Reliance by Administrative Agent 51

Section 7.05	Delegation of Duties 52

Section 7.06	Resignation or Removal of Administrative Agent 52

Section 7.07	Non-Reliance on Administrative Agent and Other Lenders 53

Section 7.08	Termination of Subsidiary Guaranty 53

Section 7.09	No Other Duties, etc 53

ARTICLE VIII Yield Protection, Illegality and Taxes	53

Section 8.01	Alternate Rate of Interest 54

Section 8.02	Illegality 54

Section 8.03	Increased Costs 54

Section 8.04	Break Funding Payments 56

Section 8.05	Taxes 56

Section 8.06	Matters Applicable to all Requests for Compensation 58

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Section 8.07	Mitigation Obligations 58

ARTICLE IX Miscellaneous	58

Section 9.01	Notices 58

Section 9.02	Waivers; Amendments 60

Section 9.03	Expenses; Indemnity; Damage Waiver 60

Section 9.04	Successors and Assigns 62

Section 9.05	Survival 67

Section 9.06	Counterparts; Integration; Effectiveness 68

Section 9.07	Severability 68

Section 9.08	Right of Setoff 68

Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process 69

Section 9.10	Waiver of Jury Trial 70

Section 9.11	Waiver of Immunities 70

Section 9.12	Judgment Currency 70

Section 9.13	Headings 71

Section 9.14	Confidentiality 71

Section 9.15	Posting of Approved Electronic Communications 72

Section 9.16	Treatment of Information 73

Section 9.17	[Reserved] 75

Section 9.18	USA PATRIOT Act Notice 75

Section 9.19	No Fiduciary Duty 75

Section 9.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 76

Section 9.21	Lender Confirmation 77

SCHEDULES:
Schedule 1.01 - Pricing Grid
Schedule 2.01 - Commitments
Schedule 5.09 - Cross Guarantees
Schedule 9.01 - Administrative Agent’s Office
EXHIBITS:
Exhibit A - Form of Note
Exhibit B - Form of Assignment and Assumption
Exhibit C - Form of Subsidiary Guaranty
Exhibit D - Form of Commitment Increase Notice

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MULTI-YEAR SENIOR UNSECURED CREDIT AGREEMENT (this “Agreement”) dated as of March 10, 2016, among TYCO INTERNATIONAL HOLDING S.À R.L., a private limited liability company (société á responsabilité limitée) incorporated under the laws of Luxembourg, with a share capital of USD 381.751.876,55, having its registered office at 29, Avenue de la Porte Neuve, L - 2227 Luxembourg and registered with the Luxembourg trade and company register under number B122091 (the “Borrower”), the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2012 Separation Transactions” means (a) the contribution (x) to ADT and its subsidiaries of the assets, liabilities and equity interests of the North American residential and small business security business in the United States and Canada of the Parent and its subsidiaries and (y) to a newly formed Swiss company (“Flow PubCo”) of the assets, liabilities and equity interests of the flow control business of the Parent and its subsidiaries, (b) following the contribution referred to in clause (a), the distribution of the equity interests of ADT and Flow PubCo to the equityholders of the Parent and (c) the consummation of the other transactions ancillary to the foregoing.
“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate per annum equal to the Alternate Base Rate.
“Act” has the meaning assigned to such term in Section 9.18.
“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 9.01 with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“ADT” means The ADT Corporation, a Delaware corporation.

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agent’s Group” means the Person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
“Anti-Corruption Laws” means the FCPA, the United Kingdom Bribery Act 2010 and any other laws, rules or regulations of any jurisdiction concerning or related to bribery or corruption which are applicable to the Borrower or any Subsidiary.
“Applicable Percentage” means, with respect to any Lender, the percentage (rounded to the ninth decimal) of the total Commitments in effect at any given time represented by such Lender’s then applicable Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amounts of the Loans made by the respective Lenders.
“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 5.01(c) for the first full fiscal quarter ending after the Closing Date, with respect to the Facility Fee, 0.15% per annum, with respect to a Loan maintained as an ABR Loan, 0.35% per annum and with respect to a Loan maintained as a Eurodollar Loan, 1.35% per annum and (b) thereafter (i) until such date as the Borrower shall have obtained an Index Debt Rating from at least two of S&P, Moody’s and Fitch, the applicable percentage per annum set forth on the Pricing Grid determined by reference to the Total Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(c) and (ii) from and after the date that the Borrower shall have obtained an Index Debt Rating from at least two of S&P, Moody’s and Fitch, the applicable percentage per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Applicable Rate”; any change in the Applicable Rate resulting from an Index Debt Rating Change shall be determined in accordance with Schedule 1.01 and shall be effective on the date of such Index Debt Rating Change.

So long as clause (b)(i) above is applicable, any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(c); provided, that if a compliance certificate is not delivered when due in accordance with such Section, then, Level IV shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until the date on which such compliance certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.12(c).
“Approved Electronic Communication” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the Transactions, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (a) any notice of borrowing, any notice of conversion or continuation and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (b) any notice pursuant to Section 2.09 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
“Approved Electronic Platform” has the meaning assigned to such term in Section 9.15(a).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning assigned to such term in Section 2.15(b).
“Assumption Agreement” has the meaning assigned to such term in Section 2.15(b)(ii).
“Availability Period” means, with respect to each Lender, the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” has the meaning assigned to such term in Section 9.20.

“Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its base rate or prime rate in effect at its principal office in New York City.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the Preamble hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“CGMI” means Citigroup Global Markets Inc.
“Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement (including the adoption or taking effect after the date of this Agreement of any rule or regulation relating to a law adopted prior to the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 8.03(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything to the contrary, (A) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), shall in each case be deemed to be a “Change in Law”, regardless of the date adopted or enacted.
“Citibank” means Citibank, N.A.
“Closing Date” means the date, on or after the Effective Date, but not after the Commitment Termination Date, on which the conditions precedent set forth in Section 4.02 hereof have been satisfied in full or waived in accordance with the terms hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at such time, as such commitment may be (a) increased from time to time pursuant to Section 2.15; (b) reduced from time to time pursuant to Section 2.07; and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.
“Commitment Increase” has the meaning assigned to such term in Section 2.15(a).
“Commitment Increase Notice” has the meaning assigned to such term in Section 2.15(a).
“Commitment Termination Date” means the earliest of (a) the termination of all Commitments pursuant to Section 2.07, (b) the date of the valid termination of the Merger Agreement in accordance with its terms and (c) October 24, 2016 or, if the Outside Date (as defined in the Merger Agreement as in effect on the Signing Date) shall have been extended to a later date as provided in Section 8.1(c) of the Merger Agreement (as in effect on the Signing Date), such later date (but in any event not later than January 24, 2017).
“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or its Affiliates or the Transactions, including, without limitation, all Approved Electronic Communications.
“Compensation Period” has the meaning assigned to such term in Section 2.05(b).
“Consolidated” refers to the consolidation of accounts of the Borrower and its consolidated Subsidiaries in accordance with GAAP.
“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense (d) any extraordinary expenses or losses, (e) losses on sales of assets outside of the ordinary course of business and losses from discontinued operations, (f) any losses on the retirement of debt identified in the Consolidated statements of cash flows, (g) any other nonrecurring or non-cash charges and (h) charges incurred in respect of the Transactions or in respect of the Merger or related transactions, and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains, (b) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (c) any gains on the retirement of debt identified in the Consolidated statements of cash flows and (d) any other nonrecurring or non-cash income, all as determined on a Consolidated basis; provided that, in calculating Consolidated EBITDA, the effect of the Cross-Guarantees shall be disregarded. If during such period the Borrower or any Subsidiary shall have made an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period. Notwithstanding the foregoing, for the purpose of calculating the financial covenant in Section 5.09 hereof for any period that requires determination of Consolidated EBITDA for a fiscal quarter ending prior to the Closing Date, such Consolidated EBITDA shall be the Consolidated EBITDA of the Parent (and the definitions of Consolidated Net Income and Consolidated Interest Expense shall be read accordingly).
“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the Consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period, determined on a Consolidated basis.
“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Borrower for such period.
“Consolidated Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the Consolidated balance sheet of the Borrower as of the end of the most recently concluded fiscal quarter of the Borrower.
“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Borrower determined on a Consolidated basis as of such date; provided that Guarantees shall be valued at the amount thereof, if any, reflected on the Consolidated balance sheet of the Borrower; provided that, if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like under GAAP, Consolidated Total Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a Consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date; provided, further, that Consolidated Total Debt shall not include Debt of a joint venture, partnership or similar entity which is guaranteed by the Borrower or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise), except to the extent that the aggregate outstanding principal amount of such excluded Debt at such date exceeds $50,000,000; and provided, further, that Consolidated Total Debt shall not include Cross-Guarantees.
“Cross-Guarantees” means the Guarantees by the Parent or its subsidiaries (i) that remain in effect after the consummation of the 2012 Separation Transactions of obligations of ADT and Flow PubCo and their respective subsidiaries that are listed on Schedule 5.09 or (ii) of obligations of Tyco Electronics Ltd. or Covidien International Finance S.A. and their respective subsidiaries that are listed on Schedule 5.09, in each case, to the extent that the direct obligor with respect to the obligations covered by such Guarantee guarantees or is otherwise obligated to the payments of such guaranteed obligation for the benefit of the Parent or such subsidiary.
“Debt” of any Person means, at any date, without duplication, (a) the principal of all obligations of such Person for borrowed money, (b) the principal of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services recorded on the books of such Person

(except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business), (d) any obligation of such Person to reimburse the issuer of any letter of credit, performance bond, performance guaranty or bank guaranty issued for the account of such Person upon which, and only to the extent that, a drawing has been made (or such reimbursement obligation is otherwise not contingent) and such non-contingent obligation is not reimbursed within five Business Days, (e) the net capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with GAAP, (f) all Debt of others secured by any Lien on property of such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien, and (g) all Guarantees by such Person of Debt of others (except the Borrower or any Subsidiary); provided that the term “Debt” shall not include:
(A)    Intercompany Debt (except that, for the purposes of Sections 5.10 and 5.11, Debt shall include Intercompany Debt);
(B)    obligations in respect of trade letters of credit or bank guaranties supporting trade and similar accounts payable arising in the ordinary course of business; or
(C)    Nonrecourse Debt.
“Debtor Relief Law” has the meaning assigned to such term in Section 6.01(h).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means at any time, subject to Section 2.14(b), (a) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or that has failed for two or more Business Days to make any other payment due hereunder (each, a “funding obligation”), unless such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (specifically identified in writing and including the particular default, if any) has not been satisfied, as notified by such Lender to the Administrative Agent in writing, (b) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied, as indicated in such writing or public statement, (c) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender, subject to Section 2.14(b), upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.
“Designated Officer” means the chief executive officer, president, chief financial officer or treasurer of Tyco International Management Company.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 4.01.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, health, safety or Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.
“ERISA Event” means (a) any “reportable event” (as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan), (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than payment of PBGC premiums) with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA

Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (h) the failure to timely make any required contribution or premium payment in respect of any Plan or contribution in respect of any Multiemployer Plan.
“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate per annum equal to the applicable LIBO Rate plus the Applicable Rate.
“Eurodollar Reserve Percentage”, in respect of any Lender and for any day during any Interest Period, means the reserve percentage (expressed as a decimal) in effect on such day and applicable to such Lender under Regulation D promulgated by the Board for determining such Lender’s reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency liabilities”, as in effect from time to time (“FRB Regulation D”).
“Event of Default” has the meaning assigned to such term in Article VI.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation hereunder, (a) franchise taxes or taxes imposed on (or measured by) its net income, in each case, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or in which it conducts any trade or business or as a result of a present or former connection between such recipient and the jurisdiction (provided that such connection is not attributable to or does not result from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 9.04(e)), any United States withholding tax that is imposed on amounts payable to such Lender pursuant to a Law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to withholding tax pursuant to Section 8.05(a), (d) Taxes attributable to such Lender’s failure to comply with Section 8.05(e) or Section 8.05(g), (e) any withholding taxes imposed under FATCA, (f) any withholding tax on payments of interest made or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of a Luxembourg resident individual in accordance with the Luxembourg laws of December 23, 2005 and (g) all liabilities, penalties, and interest incurred with respect to any of the foregoing.
“Existing Credit Agreement” means the Amended and Restated Five-Year Senior Unsecured Credit Agreement dated as of August 7, 2015 among Tyco International Finance S.A., as borrower, the Parent, as guarantor, the lenders party thereto and Citibank, N.A., as administrative agent.
“Existing Litigation” has the meaning assigned to such term in Section 3.05(a).

“Facility Fee” has the meaning assigned to such term in Section 2.10(a)(iii).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto, any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the higher of (a) zero and (b) the rate published for such day (or, if such day is not a Business Day, published for the immediately preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the fee letter dated January 24, 2016, between Tyco International Finance S.A. and Citigroup Global Markets Inc..
“Fitch” means Fitch, Inc. and any successor to its business of rating debt securities.
“Fitch Rating” means, at any time, the rating published by Fitch of the Borrower’s Index Debt.
“Flow PubCo” has the meaning assigned to such term in the definition of 2012 Separation Transactions.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America or any political subdivision thereof, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to such term in Section 9.04(f).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
“Increase Date” has the meaning assigned to such term in Section 2.15(a).
“Increasing Lender” has the meaning assigned to such term in Section 2.15(b).
“Indebted Subsidiary” has the meaning assigned to such term in Section 5.10(ix).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than, as applicable, any Subsidiary that is then a Subsidiary Guarantor) or subject to any other credit enhancement.
“Index Debt Rating” means the S&P Rating, the Moody’s Rating and the Fitch Rating.
“Index Debt Rating Change” means a change in the S&P Rating, the Moody’s Rating or the Fitch Rating that results in a change from one Index Debt Rating level to another on the Pricing Grid in accordance with the provisions of Schedule 1.01, each Index Debt Rating Change to be deemed to take effect on the date on which the relevant change in rating is first publicly announced by S&P, Moody’s or Fitch, as the case may be.
“Information” has the meaning assigned to such term in Section 9.14.
“Information Memorandum” means the document in the form approved by the Borrower concerning the Borrower and its Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Joint Lead Arrangers to selected financial institutions before the date of this Agreement.
“Intangible Assets” means, at any date, the amount (if any) stated under the headings “Goodwill” and “Intangible assets, net” or under any other heading relating to goodwill and intangible assets separately listed, in each case, on the face of a balance sheet of the Borrower prepared on a Consolidated basis as of such date.

“Intercompany Debt” means (a) indebtedness of the Borrower owed to a Subsidiary and (b) indebtedness of a Subsidiary owed to the Borrower or another Subsidiary.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, if an Interest Period for a Eurodollar Borrowing is of more than three months’ duration, each day within such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period shall also be an Interest Payment Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, two, three or six months thereafter, as the Borrower may elect, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, or such other period as requested by the Borrower and agreed to by all the Lenders in accordance with Section 2.03(b); provided that
(a)    if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period of one or more whole months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and
(c)    the Borrower may not select any Interest Period that may end after the Maturity Date.
For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Joint Lead Arrangers” means CGMI, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Wells Fargo Securities, LLC.
“Lender Insolvency Event” means that a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or such Lender or its Parent Company has become the subject of a Bail-In Action; provided that for the avoidance of doubt, a

Lender Insolvency Event shall not have occurred solely by virtue of (i) the ownership or acquisition of any equity interest in a Defaulting Lender or any direct or indirect Parent Company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in each case so long as such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) zero and (ii) the ICE Benchmark Administration Settlement Rate (“LIBOR”), as it is published by Reuters or any successor to or substitute for such service, providing rate quotations of LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement.
“Loan Documents” means this Agreement, each Note (if any), the Fee Letter and each Subsidiary Guaranty (if any).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Material Adverse Effect” means a material adverse effect on (a) the Consolidated financial condition, business or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Debt” means Debt (other than Loans or other Debt under this Agreement) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.
“Maturity Date” means August 7, 2020.

“Merger” means the merger of Jagara Merger Sub LLC with and into the Target with the Target being the surviving corporation of such merger, pursuant to the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger dated as of January 24, 2016 by and among the Target, the Parent and Jagara Merger Sub LLC, including all schedules and exhibits thereto, as may be amended from time to time.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.
“Moody’s Rating” means, at any time, the rating published by Moody’s of the Borrower’s Index Debt.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries (and all other Persons which are consolidated on the Borrower’s financial statements in accordance with GAAP (such Subsidiaries or other Persons a “Consolidated Person”)) of the Borrower outstanding at such time incurred on terms that recourse may be had to such Consolidated Person only by enforcing the lender’s default remedies with respect to specific assets which constitute collateral security for such Debt and not by way of action against such Consolidated Person (nor against the Borrower or such other Consolidated Person of the Borrower) as a general obligor in respect of such Debt (subject to, for the avoidance of doubt, customary exceptions contained in non‑recourse financings to the non-recourse nature of the obligations thereunder).
“Note” means a promissory note, substantially in the form of Exhibit A, made by the Borrower in favor of a Lender evidencing Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.08(e).
“OFAC” means Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Currency” has the meaning assigned to such term in Section 9.12.
“Other Parent Subsidiary” means any subsidiary of the Parent (other than the Borrower or any Subsidiary thereof).
“Other Taxes” means any and all present or future, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (together with any addition to tax, penalty, fine or interest thereon) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any Luxembourg registration duties (droits d’enregistrement) payable in the case of voluntary registration of any Loan Document with the Administration de l’Enregistrement et des Domaines in Luxembourg, or registration of any Loan Document in Luxembourg in connection with a legal proceeding that is not required to maintain, preserve, establish or enforce the rights of a party to any Loan Document, and except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 9.04(e)).
“Parent” means Tyco International plc (which is expected to be renamed Johnson Controls plc as of the Closing Date).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).
“Payee” has the meaning assigned to such term in Section 9.12.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquired Debt” means Debt of a Person that exists at the time such Person becomes a Subsidiary or at the time the Borrower or a Subsidiary acquires all or substantially all of the assets of such Person if such Debt is assumed by the Borrower or such Subsidiary and was not created in contemplation of any such event (“Acquired Debt”) and any Refinancing thereof; provided that, if such Acquired Debt is Refinanced, it shall constitute Permitted Acquired Debt only if the Borrower is the obligor thereunder.
“Permitted Securitization Transaction” means any sale or sales of any accounts, accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Borrower and/or any of its Subsidiaries (including revolving sales of such assets), and financing secured by the assets so sold, provided that the aggregate net amount paid to the Borrower and its Subsidiaries in respect of such transactions, as the same may be reduced from time to time by collections with respect to such sold assets and the amount of such sold assets that become defaulted accounts receivable or otherwise in accordance with the terms of the documentation for such Permitted Securitization Transaction, shall not exceed $500,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Preferred Stock” means any preferred and/or redeemable capital stock of the Borrower or any Subsidiary, as the case may be, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the Maturity Date.
“Pricing Grid” means the Pricing Grid and the conventions for determining pricing as set forth on Schedule 1.01.
“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Indemnified Party” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the express instructions of such Indemnitee, such controlling Person or such controlled Affiliate.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, administrators and trustees of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned to such term in Section 7.06(b).
“Reportable Action” means any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Borrower or any of its Subsidiaries or any ERISA Event, in each case in which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.
“Required Currency” has the meaning assigned to such term in Section 9.12.
“Required Lenders” means, at any time, Lenders (not including the Borrower or any of its Affiliates) having aggregate Applicable Percentages in excess of 50% at such time.
“Resignation Effective Date” has the meaning assigned to such term in Section 7.06(a).
“Responsible Officer” means (i) any Manager or General Manager of the Borrower and (ii) any President, Executive Vice President or Senior Vice President of Tyco International Management Company, LLC.
“Restricting Information” has the meaning assigned to such term in Section 9.16(a).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its business of rating debt securities.
“S&P Rating” means, at any time, the rating published by S&P of the Borrower’s Index Debt.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or (b) any Person majority owned or controlled by any such Person or Persons described in the foregoing clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Significant Subsidiary” means, at any date, any Subsidiary which, including its subsidiaries, meets any of the following conditions:
(a)    the proportionate share attributable to such Subsidiary of the total assets of the Borrower (after intercompany eliminations) exceeds 15% of the total assets of the Borrower, determined on a Consolidated basis as of the end of the most recently completed fiscal year; or
(b)    the Borrower’s and its Subsidiaries’ equity in the income of such Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 15% of Consolidated income of the Borrower from continuing operations before income taxes, any loss on the retirement of debt, extraordinary items, cumulative effect of a change in accounting principles, and before any impairment charges, determined for the most recently completed fiscal year.
“Signing Date” means January 24, 2016.
“SPC” has the meaning assigned to such term in Section 9.04(f).
“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.
“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.12 (whether required by Section 5.12 to do so or otherwise).
“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary, in substantially the form of Exhibit C, with any such modifications to such form as may be necessary or advisable and customary under the local law of the jurisdiction of organization of the relevant Subsidiary, in the judgment of the Borrower.
“Successor” has the meaning assigned to such term in Section 5.08(a).
“Target” means Johnson Controls, Inc., a Wisconsin corporation.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed or asserted by any Governmental Authority, together with any addition to tax, penalty, fine or interest thereon.
“Ticking Fee” has the meaning assigned to such term in Section 2.10(a)(ii).
“Total Leverage Ratio” has the meaning assigned to such term in Section 5.09.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
“Upfront Fee” has the meaning assigned to such term in Section 2.10(a)(i).
“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary, all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement and the other Loan Documents, Loans or Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).
Section 1.03    Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
The definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); and (b) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05    Luxembourg Terms. In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:
(a)    a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;
(b)    a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur; and
(c)    a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements).
Section 1.06    Restricted Lenders. With respect to each Lender or Affiliate of such Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 7 paragraph 63 of the German Foreign Trade Act (Außenwirtschaftsverordnung) (each a “Restricted Lender”), Sections 3.12 and 5.06 shall only apply to the extent that such provision would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade Act (Außenwirtschaftsverordnung) or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Sections 3.12 and 5.06 of which a Restricted Lender does not have the benefit, to the extent that on or prior to the date of such amendment, waiver, determination or direction (and until such time as Lender shall advise the Administrative Agent and Borrower in writing otherwise), such Lender has advised the Administrative Agent and Borrower in writing that it does not have such benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.
ARTICLE II
The Credits
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in dollars to the Borrower from time to time during the Availability Period applicable to such Lender in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s then applicable Commitment or (b) the total Revolving Credit Exposures exceeding the then applicable total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
Section 2.02    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their then applicable respective Commitments. The obligations of the Lenders under this Agreement are several and not joint and several. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder and no other Lender shall be responsible for such failure by any Lender.

(b)    Subject to Section 8.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any U.S. or non-U.S. branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or result in any obligations of the Borrower to pay additional amounts under Section 8.03 or 8.05.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, and at the time each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (except that any such Borrowing may be in the aggregate amount that is equal to the entire unused balance of the total Commitments). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of ten Eurodollar Borrowings outstanding at the same time.
Section 2.03    Requests for Borrowings.
(a)    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or electronic mail (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except as provided in Section 2.03(b)) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and, if made telephonically, shall be confirmed promptly, by hand delivery, facsimile or electronic mail of a written Borrowing Request in a form approved by the Administrative Agent and be executed by a Managing Director of the Borrower or another authorized borrowing representative of the Borrower, as notified by the Borrower to the Administrative Agent from time to time. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)    The Borrower may request a Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period” by notifying the Administrative Agent not later than 11:00 a.m., New York City time, four Business Days prior to the requested date of such Borrowing having such Interest Period, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; and not later than 8:00 a.m., New York City time, on the Business Day after receiving such request from the Borrower, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been agreed to by all the Lenders. If such requested Interest Period is so approved by all of the Lenders, the Borrower may thereafter from time to time elect to make Borrowing Requests under Section 2.03(a) and Interest Election Requests under Section 2.06(c) designating such Interest Period, until the Administrative Agent notifies the Borrower that the Required Lenders have elected to revoke such approval.
Section 2.04    [Intentionally Omitted].
Section 2.05    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent will make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, or by 1:00 p.m., New York City time, on the proposed date of such Borrowing, in the case of ABR Borrowings, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender did not make available such Lender’s share of such Borrowing, then such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect plus the Administrative Agent’s standard processing fee for interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with the interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
Section 2.06    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if made telephonically, shall be confirmed promptly in a signed notice by hand delivery, facsimile or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, subject to Section 2.03(b).
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (a) or (b) of Article VI has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing; and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.07    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitment of each Lender shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000; and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other debt or equity financings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under paragraph (b) of this Section shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or the other Loan Documents.
(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.09    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty but subject to Section 8.04, any Borrowing in whole or in part subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed in a signed notice sent by facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07

(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and break funding payments to the extent required by Section 8.04.
Section 2.10    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender the following fees:
(i)    on the Effective Date, an upfront fee in an amount agreed to in the Fee Letter (the “Upfront Fee”).
(ii)    on the earlier of (i) the date this Agreement is terminated without funding of the Loans and (ii) the Closing Date, a ticking fee (the “Ticking Fee”), accruing from the date that is thirty days after the Effective Date, in an amount equal to 0.15% per annum of the aggregate Commitments hereunder outstanding from time to time.
(iii)    a facility fee, which shall accrue on the daily amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Commitments terminate and the Loans made by it have been paid in full, at the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Total Leverage Ratio or applicable Index Debt Rating, as the case may be, under the heading “Facility Fee” (the “Facility Fee”). Facility Fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on each such last Business Day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate. Determination of the applicable Facility Fee shall be made in accordance with the procedure for determination of the Applicable Rate as set forth in the definition thereof.
(b)    The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers, for their own accounts, the fees payable in the amounts and at the times agreed in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Upfront Fees, Ticking Fees and Facility Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.11    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
Section 2.12    Calculation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(b)    All fees hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period pursuant to clause (b)(i) of the definition of Applicable Rate, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.11(c) or Article VI.
Section 2.13    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 8.03, 8.04 or 8.05, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon; provided that no amount shall be deemed to have been received on the next succeeding Business Day if the Borrower provides the Administrative Agent with written confirmation of a Federal Reserve Bank reference number no later than 4:00 p.m., New York City time, on the date when due. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 8.03, 8.04, 8.05 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and the other Loan Documents shall be made in dollars in New York, New York.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or such other obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact; and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments that shall be equitable so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.14    Defaulting Lender.
(a)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.10(a)(ii) (without prejudice to the rights of the Non‑Defaulting Lenders in respect of such fees);
(ii)    to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender;
(iii)    the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 15 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender; and
(iv)    the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.04(e).
(b)    If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 2.15    Commitment Increase.
(a)    The Borrower may, at any time, but in any event not more than once per calendar quarter, prior to the Maturity Date, by notice to the Administrative Agent in the form attached hereto as Exhibit D (each a “Commitment Increase Notice”), request that the aggregate amount of the Commitments be increased by an amount of at least $10,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the Maturity Date then in effect (each an “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $1,250,000,000; and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the conditions set forth in Section 4.04 shall have been satisfied. The Borrower may extend offers to one or more Lenders and/or to one or more third-party financial institutions reasonably acceptable to the Administrative Agent to participate in a requested Commitment Increase under this Section 2.15(a); provided, however, that the Commitment of each such third‑party financial institution shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof. Any Lender that has received such an offer may accept or decline such offer in such Lender’s sole and absolute discretion.
(b)    On each Increase Date, each third-party financial institution that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.15(a) (each such financial institution, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date with a Commitment in the amount of its participation in such Commitment Increase, and the Commitment of each Lender that accepts an offer to participate in a requested Commitment Increase (each an “Increasing Lender”) shall be increased by the amount of its participation in such Commitment Increase; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(i)    certified copies of resolutions of the board of managers of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement and an opinion of counsel for the Borrower (which may be in-house counsel), in each case, reasonably satisfactory to the Administrative Agent;
(ii)    an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and
(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.15(b) and in Section 4.04, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 p.m., New York City time, by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.
(c)    On the Increase Date, if any Loans are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 8.04) prepay Loans of all or certain of the Lenders such that, after giving effect thereto, the Loans (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Assuming Lenders) ratably in accordance with their respective Applicable Percentage after giving effect to such Commitment Increase. On and after each Increase Date, the Applicable Percentage of each Lender’s participation in Loans shall be calculated after giving effect to each such Commitment Increase.

ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 3.01    Organization and Powers; Place of Business.
(d)    The Borrower is a company duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation. The Borrower has all corporate powers and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power, authority or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.
(e)    So long as the Borrower shall not have changed its jurisdiction of organization pursuant to a transaction permitted under and in accordance with this Agreement, the place of the central administration (siège de l'administration centrale) and the centre of main interests (as defined in Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, as amended) of the Borrower are located at the place of its registered office (siège statutaire) in Luxembourg.
Section 3.02    Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and any mandatory applicable provisions of Luxembourg law of general application and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (b) will not violate, contravene, or constitute a default under any provision of (i) any applicable material law or regulation, (ii) the charter, by-laws or other organizational documents of the Borrower, (iii) any order, judgment, decree or injunction of any Governmental Authority, (iv) any agreement or instrument evidencing or governing Debt of the Borrower, except for any contravention or default under any such agreement or instrument evidencing or governing such Debt in an aggregate principal amount, individually or in the aggregate for all such agreements or instruments in respect of which there is a contravention or default, not in excess of $25,000,000 or (v) any other material agreement or instrument binding upon the Borrower or its assets.

Section 3.04    Financial Condition; No Material Adverse Change.
(c)    The Borrower has heretofore furnished to the Administrative Agent (i) the Parent’s consolidated balance sheet and statements of income, shareholders equity and cash flows as of and for the fiscal year ended September 25, 2015, reported on by Deloitte & Touche LLP, independent public accountants; and (ii) the Parent’s consolidated balance sheet and statement of income for the quarter ended December 25, 2015, certified by the Parent’s chief financial officer. Such financial statements, present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Parent and its subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in subclause (ii) above.
(d)    Since September 25, 2015, there has been no material adverse change in the consolidated financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole.
Section 3.05    Litigation and Environmental Matters.
(f)    There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination which could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect, other than the matters described in the Parent’s filings of Forms 10K, 10Q or 8K, in each case on or before the date hereof (the “Existing Litigation”), and other than shareholders’ derivative litigation or shareholders’ class actions based on the same facts and circumstances as the Existing Litigation, or (ii) that could reasonably be expected to adversely affect the validity or enforceability of any of the Loan Documents or the Transactions.
(g)    Except with respect to any matters that could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect and except for the matters described in the Parent’s filings of Forms 10K, 10Q or 8K, in each case on or before the date hereof, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.
Section 3.06    Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.07    Taxes. Each of the Borrower and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves, (b) to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect or (c) matters described in the Parent’s most recent filings of Forms 10K or 10Q, in each case on or before the date hereof.
Section 3.08    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.
Section 3.09    Disclosure. All information heretofore furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders in connection with this Agreement or the other Loan Documents, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projections and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections and forward‑looking information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that such projections will be realized.
Section 3.10    Subsidiaries. Each of the Borrower’s Subsidiaries is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of its jurisdiction of organization or formation, except where the failure to be so organized, existing or in good standing could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has all legal powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.
Section 3.11    Margin Regulations. The Borrower is not engaged principally or as one of its important activities in the business of buying or carrying margin stock within the meaning of Regulation U of the Board.
Section 3.12    Anti-Corruption Laws; Sanctions.
The Borrower has implemented and maintains in effect compliance policies and procedures applicable to the Borrower, its Subsidiaries and their respective directors, officers,

employees and agents (in their respective capacities as such) with respect to applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers and employees (in their respective capacities as such), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Borrower or any Subsidiary is located, operating, organized or resident in any Sanctioned Country.
ARTICLE IV
Conditions
Section 4.01    Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(c)    The Administrative Agent (or its counsel) shall have received on or before the date of this Agreement from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(d)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of this Agreement) of (i) Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), special Luxembourg counsel of the Borrower, (ii) in-house counsel for the Borrower and (iii) Gibson, Dunn & Crutcher LLP, special New York counsel of the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(e)    The Administrative Agent shall have received on or before the Effective Date a certified copy of the articles of association of the Borrower and of resolutions of the board of managers of the Borrower authorizing the Transactions, together with incumbency certificates dated the Effective Date evidencing the identity, authority and capacity of each Person authorized to execute and deliver this Agreement, the other Loan Documents and any other documents to be delivered by the Borrower pursuant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it of the consent of CT Corporation System in New York, New York to the appointment and designation provided by Section 9.09(d).
(g)    The Borrower shall have paid all fees required to be paid by it on the Effective Date pursuant to the Fee Letter and, unless waived by the Administrative Agent and the Joint Lead Arrangers, the Borrower shall have paid all legal fees and expenses of the Administrative Agent and the Joint Lead Arrangers required to be paid pursuant to the terms of this Agreement and to the extent invoiced and received by the Borrower within a reasonable period prior to the Effective Date.
(h)    The Administrative Agent shall have received at least three (3) Business Days prior to the Effective Date (to the extent requested in writing by the Administrative Agent ten (10) Business Days prior to the Effective Date), all documentation and other information required by regulatory authorities in order to comply with the applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date. Such notice shall be conclusive and binding.
Section 4.02    Closing Date. The obligation of each Lender to fund its Loans on and after the Closing Date is subject to satisfaction (or waiver in accordance with Section 9.02) of the following conditions on or prior to the Closing Date:
(a)    This Agreement shall have become effective as provided in Section 4.01.
(b)    The Administrative Agent (or its counsel) shall have received a Note executed by the Borrower in favor of each Lender that requested a Note prior to the Closing Date in accordance with Section 2.08(e).
(c)    The representations and warranties of the Borrower set forth in Article III of this Agreement are true and correct in all material respects (or in all respects if such representations and warranties are qualified by materiality, material adverse effect or words of similar import) (other than any such representation and warranty that by its terms refers to a date prior to the Closing Date, in which case such representation and warranty shall be true and correct in all material respects as of such date) on and as of the Closing Date.
(d)    As of the Closing Date, and immediately following the effectiveness of this Agreement, no Default has occurred and is continuing.
(e)    On the Closing Date, the Borrower shall own, directly or indirectly, substantially all of the assets owned by Tyco International Finance S.A. on the Signing Date, other than those assets disposed to unaffiliated third parties after the Signing Date.
(f)    The Administrative Agent shall have received:
(i)    audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for the three fiscal years ended at least sixty (60) days prior to the Closing Date;
(ii)    unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the date hereof and at least forty (40) days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review), which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, GAAP;
(iii)    unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for one fiscal year ended at least sixty (60) days prior to the Closing Date; and
(iv)    unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the Signing Date and at least forty (40) days prior to the Closing Date.
(g)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Closing Date, confirming the satisfaction of the conditions set forth in clause (c), (d) and (e) of this Section 4.02.
(h)    All accrued amounts outstanding under the Existing Credit Agreement shall have been paid and the commitments of the lenders thereunder shall have been terminated.
(i)    All fees due to the Administrative Agent, the Joint Lead Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agent and the Joint Lead Arrangers on or prior to the Closing Date pursuant to this Agreement and the Fee Letter, shall have been paid.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date. Such notice shall be conclusive and binding.
Section 4.03    Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(e)    The representations and warranties of the Borrower set forth in Article III of this Agreement (other than Section 3.04, Section 3.05(a)(i) or (b), or Section 3.09) or any other Loan Document, or which are contained in any certificate or notice delivered at any time by the Borrower under or in connection herewith or therewith, and the representations and warranties of each Subsidiary Guarantor set forth in Article III of its Subsidiary Guaranty shall be true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing, or, if any such representation or warranty was made as of a specific date, such representation and warranty was true and correct in all material respects on and as of such date.
(f)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(g)    The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing Request and the date of the Borrowing requested thereunder as to the matters specified in paragraphs (a) and (b) of this Section.
Section 4.04    Each Commitment Increase. Each Commitment Increase requested by the Borrower pursuant to Section 2.15 is subject to the satisfaction of the following conditions:
(h)    The representations and warranties of the Borrower set forth in Article III of this Agreement or any other Loan Document, or which are contained in any certificate or notice delivered at any time by the Borrower under or in connection herewith or therewith, and the representations and warranties of each Subsidiary Guarantor set forth in Article III of its Subsidiary Guaranty, shall be true and correct in all material respects on and as of the date of such Commitment Increase Notice and on the Increase Date, before and after giving effect to such Commitment Increase, or, if any such representation or warranty was made as of a specific date, such representation and warranty was true and correct in all material respects on and as of such date.
(i)    At the time of and immediately after giving effect to such Commitment Increase, no Default shall have occurred and be continuing.
(j)    The Borrower shall have delivered a Commitment Increase Notice in accordance with Section 2.15(a).
Each Commitment Increase Notice shall be deemed to constitute a representation and warranty by the Borrower on the date of such Commitment Increase Notice and on the Increase Date as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Covenants
From and after the Closing Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which, except as otherwise provided below with respect to subsections (a), (b) or (e), the Administrative Agent shall promptly furnish to each Lender):
(j)    within 105 days after the end of each fiscal year of the Borrower ended after the Closing Date, its audited Consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of internationally recognized standing in a manner complying with the applicable rules and regulations promulgated by the SEC;

(k)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ended after the Closing Date, its Consolidated balance sheet and related statements of operations and cash flows for such fiscal quarter and the related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified as to GAAP (subject to the absence of footnotes, audit and normal year‑end adjustments) on behalf of the Borrower by the chief financial officer or the chief accounting officer of the Borrower or a Designated Officer;
(l)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate on behalf of the Borrower signed by the chief financial officer or the chief accounting officer of the Borrower or a Designated Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating whether the Borrower was in compliance with Section 5.09;
(m)    within five Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate on behalf of the Borrower signed by a Responsible Officer of the Borrower or a Designated Officer setting forth, in reasonable detail, the nature thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(n)    [reserved];
(o)    promptly upon any Responsible Officer obtaining knowledge of the commencement of any Reportable Action, a certificate on behalf of the Borrower specifying the nature of such Reportable Action and what action the Borrower is taking or proposes to take with respect thereto;
(p)    promptly, such other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations, or a Form U-1 to the Administrative Agent on behalf of the Lenders if requested by a Lender; and
(q)    from time to time, upon reasonable notice, such other information regarding the financial position or business of the Borrower and its Subsidiaries, or compliance with the terms of this Agreement, as any Lender through the Administrative Agent may reasonably request.
Information required to be delivered pursuant to subsections (a), (b) or (e) above shall be deemed to have been delivered on the date (i) if applicable, on which such documents are posted, or a link provided thereto, on the Borrower’s website on the Internet at www.tyco.com (or such other website as the Borrower may designate in a writing delivered to the Administrative Agent) or at www.sec.gov or (ii) on which such documents are posted on the Borrower’s behalf, or delivered to the Administrative Agent by the Borrower, in accordance with Section 9.15.

Section 5.02    Existence; Conduct of Business. The Borrower will:
(h)    not engage in any material business other than (i) internal and external financing activities, including activities related to hedging transactions and (ii) the holding of stock and other investments in its Subsidiaries and activities reasonably related thereto;
(i)    preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect, (i) its respective legal existence and (ii) its respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, in the case of either the failure of the Borrower to comply with subclause (b)(ii) of this Section 5.02 or the failure of a Significant Subsidiary to comply with clause (b) of this Section 5.02, such failure could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect; and
(j)    preserve and keep in full force and effect its legal existence as a Luxembourg company; provided that this provision will not prohibit (i) for the avoidance doubt, any conversion of the Borrower, at the Borrower’s election, into a Luxembourg société anonyme prior to or after the Closing Date, (ii) any modification of the Borrower’s articles of association (subject to subclause (c)(iii) of this Section 5.02 and to the extent that such modifications do not affect the legal existence of the Borrower) and (iii) any change in jurisdiction of legal existence of the Borrower to a jurisdiction that would be permitted with respect to a Successor of the Borrower, as applicable, under Section 5.08(a), subject to, in the case of subclause (c)(iii) of this Section 5.02, delivery of (1) a certificate of a Responsible Officer of the Borrower stating that, immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (2) an opinion (reasonably satisfactory to the Administrative Agent) as to such matters as the Administrative Agent shall reasonably request, including, to the extent requested, the matters set forth in the opinions delivered on the Closing Date;
provided that nothing in this Section 5.02 shall prohibit any transaction permitted by Section 5.08.
Section 5.03    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by and commercially available to companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of each of clause (a) and (b) to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.
Section 5.04    Books and Records; Inspection Rights. The Borrower will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which true and correct entries shall be made of its business transactions and activities so that financial statements of the Borrower that fairly present its business transactions and activities can be properly prepared in accordance with GAAP. The Borrower will, and will cause each Significant Subsidiary to, permit any representatives designated by the Administrative Agent or by any Lender through the Administrative Agent, upon reasonable prior notice, at all reasonable times and as and to the extent permitted by applicable law and regulation, and (except when a Default shall have occurred and be continuing) at the Administrative Agent’s or such Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances, accounts and condition with its officers, employees (in the presence of its officers) and independent accountants (in the presence of its officers); provided that (a) such designated representatives shall be reasonably acceptable to the Borrower, shall agree to any reasonable confidentiality obligations proposed by the Borrower and shall follow the guidelines and procedures generally imposed upon like visitors to Borrower’s facilities; and (b) unless a Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal year.
Section 5.05    Compliance with Laws. The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce compliance policies and procedures applicable to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents in their respective capacities as such with respect to applicable Anti-Corruption Laws and applicable Sanctions.
Section 5.06    Use of Proceeds. The proceeds of each Borrowing made under this Agreement will be used by the Borrower for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower shall not use, and shall procure that its Subsidiaries shall not use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.07    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(d)    any Lien existing on any asset on the Effective Date;
(e)    any Lien on any asset securing the payment of all or part of the purchase price of such asset upon the acquisition thereof by the Borrower or a Subsidiary or securing Debt (including any obligation as lessee incurred under a capital lease (or incurred under an operating lease that is later re-characterized as a capital lease)) incurred or assumed by the Borrower or a Subsidiary prior to, at the time of or within one year after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing property) or the commencement of full operation of such asset or property, whichever is later), which Debt is incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset or, in the case of real property, construction or improvements thereon; provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Borrower or a Subsidiary, other than assets so acquired, constructed or improved;
(f)    any Lien existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary which Lien was not created in contemplation of such event;
(g)    any Lien existing on any asset at the time of acquisition thereof by the Borrower or a Subsidiary, which Lien was not created in contemplation of such acquisition;
(h)    any Lien arising out of the Refinancing of any Debt secured by any Lien permitted by any of the subsections (a) through (d) of this Section 5.07; provided that the principal amount of Debt is not increased (except as grossed-up for the customary fees and expenses incurred in connection with such Refinancing and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets, except as provided in the last sentence of this Section 5.07;
(i)    any Lien to secure Intercompany Debt;
(j)    sales of accounts receivable or promissory notes to factors or other third parties in the ordinary course of business for purposes of collection;
(k)    any Lien in favor of any country or any political subdivision of any country (or any department, agency or instrumentality thereof) securing obligations arising in connection with partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or securing obligations incurred for the purpose of financing all or any part of the purchase price (including the cost of installation thereof or, in the case of real property, the cost of construction or improvement or installation of personal property thereon) of the asset subject to such Lien (including, but not limited to, any Lien incurred in connection with pollution control, industrial revenue or similar financings);
(l)    Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(m)    any Lien securing only Nonrecourse Debt;
(n)    Liens incurred and pledges or deposits in the ordinary course of business in connection with workers’ compensation, old age pensions, unemployment insurance or other social security legislation, other than any Lien imposed by ERISA;
(o)    Liens created pursuant to Permitted Securitization Transactions;
(p)    Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Borrower or a Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;
(q)    Liens securing judgments that have not resulted in the occurrence of an Event of Default under clause (k) of Article VI in an aggregate principal amount at any time outstanding not to exceed $100,000,000; and
(r)    Liens not otherwise permitted by the foregoing clauses (a) through (n) of this Section 5.07 securing Debt or other obligations (without duplication) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 7.5% of Consolidated Tangible Assets at such time.
It is understood that any Lien permitted to exist on any asset pursuant to the foregoing provisions of this Section 5.07 may attach to the proceeds of such asset and, with respect to Liens permitted pursuant to subsections (a), (b), (d), (e) (but only with respect to the Refinancing of Debt secured by a Lien permitted pursuant to subsections (a), (b) or (d)) or (f) of this Section 5.07, may attach to an asset acquired in the ordinary course of business as a replacement of such former asset.
Section 5.08    Fundamental Changes. The Borrower will not consolidate, amalgamate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the Consolidated assets to any other Person, unless:
(e)    the Borrower is the surviving corporation, or the Person (if other than the Borrower) formed by such consolidation or amalgamation or into which the Borrower is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of the Borrower (any such Person, the “Successor”), shall be organized and existing under the laws of Luxembourg, the Netherlands, Switzerland, the United Kingdom, Ireland or the United States, any state thereof or the District of Columbia, and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and the performance of the other obligations under this Agreement and the other Loan Documents on the part of the Borrower to be performed or observed, as fully as if such Successor were originally named as the Borrower in this Agreement or such other Loan Document; provided that the Borrower shall not consummate any such transaction with a Successor unless it has provided to the Administrative Agent (for distribution to the Lenders) all information required under Section 5.01(g) in relation to such Successor;
(f)    immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and
(g)    the Borrower has delivered to the Administrative Agent a certificate on behalf of the Borrower signed by one of its Responsible Officers and an opinion of counsel reasonably satisfactory to the Administrative Agent, each stating that all conditions provided in this Section 5.08 relating to such transaction have been satisfied and, with respect to the opinion, as to such matters as the Administrative Agent shall reasonably request, including, to the extent requested, the matters set forth in the opinions delivered on the Effective Date.

Upon the satisfaction (or waiver) of the conditions set forth in this Section 5.08, a Successor to the Borrower shall succeed, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents with the same effect as if such Successor had been originally named as the Borrower herein, and the Borrower shall be relieved of and released from its obligations under this Agreement and the other Loan Documents.
Section 5.09    Financial Covenant. The Borrower will not permit at any time the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Borrower (the “Total Leverage Ratio”) to exceed 3.50 to 1.00.
Section 5.10    Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (a “Subject Subsidiary”), to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Borrower or any Subsidiary, or pay any Debt owed by any Subject Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subject Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subject Subsidiary or (c) transfer any of its properties or assets to the Borrower or any such Subsidiary that is a direct or indirect parent of such Subject Subsidiary (or, solely in the case of clause (xii) hereof, any other Consolidated Person in respect of such Nonrecourse Debt), except for such encumbrances or restrictions existing under or by reason of:
(i)    applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdiction, or condemnation or eminent domain proceedings;
(ii)    this Agreement and any other agreement or instrument governing Debt containing only such encumbrances and/or restrictions that are on terms substantially similar in all material respects to, and in no event more restrictive than, any such encumbrances and/or restrictions under this Agreement;
(iii)    (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (B) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder or (C) customary provisions restricting the assignment of contracts entered into in the ordinary course of business;
(iv)    provisions contained in the instruments evidencing or governing Debt or other obligations or agreements, in each case existing on the date hereof;
(v)    provisions contained in instruments evidencing or governing Debt or other obligations or agreements of any Person, in each case, at the time such Person (A) shall be merged or consolidated with or into the Borrower or any Subsidiary, (B) shall sell, transfer, assign, lease or otherwise dispose of all or substantially all of such Person’s assets to the Borrower or a Subsidiary, or (C) otherwise becomes a Subsidiary; provided that in the case of clause (A), (B) or (C), such Debt, obligation or agreement was not incurred or entered into, or any such provisions adopted, in contemplation of such transaction;
(vi)    provisions contained in Refinancings, so long as such provisions are, in the good faith determination of the Borrower’s board of managers, not materially more restrictive than those contained in the respective instruments so Refinanced;
(vii)    provisions contained in any instrument evidencing or governing Debt or other obligations of a Subsidiary Guarantor;
(viii)    any encumbrances and restrictions with respect to a Subsidiary imposed in connection with an agreement which has been entered into for the sale or disposition of such Subsidiary or its assets; provided that such sale or disposition otherwise complies with this Agreement;
(ix)    the subordination (pursuant to its terms) in right and priority of payment of any Debt owed by any Subsidiary (the “Indebted Subsidiary”) to the Borrower or any other Subsidiary, to any other Debt of such Indebted Subsidiary; provided that (A) such Debt is permitted under this Agreement; and (B) the Borrower’s board of managers has determined, in good faith, at the time of the creation of such encumbrance or restriction, that such encumbrance or restriction could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect;
(x)    provisions governing Preferred Stock issued by a Subsidiary or Debt issued or incurred by a Subsidiary that is owed to the Borrower or another Subsidiary;
(xi)    provisions contained in instruments or agreements evidencing or governing (A) Nonrecourse Debt or (B) other Debt of a Subsidiary incurred to finance the acquisition or construction of fixed or capital assets to the extent, in the case of sub‑clause (B), such instrument or agreement prohibits transfers of the assets financed with such Debt; and
(xii)    provisions contained in debt instruments, obligations or other agreements of any Subsidiary which are not otherwise permitted pursuant to clauses (i) through (xii) of this Section 5.10; provided that the aggregate investment of the Borrower in all such Subsidiaries (determined in accordance with GAAP) shall at no time exceed the greater of (a) $300,000,000 and (b) 3% of Consolidated Tangible Assets.
The provisions of this Section 5.10 shall not prohibit (x) Liens not prohibited by Section 5.07 or (y) restrictions on the sale or other disposition of any property securing Debt of any Subsidiary; provided that such Debt is otherwise permitted by this Agreement.
Section 5.11    Transactions with Affiliates. (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make or pay any dividend, distribution or investment (whether by acquisition of Stock or indebtedness, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (collectively, “Affiliate Transactions”); provided, however, that the foregoing provisions of this Section 5.11 shall not prohibit the Borrower or any of its Subsidiaries from:
(i)    engaging in any Affiliate Transaction between or among (A) the Borrower and any Subsidiary or Subsidiaries or (B) two or more Subsidiaries;
(ii)    declaring or paying any cash and/or stock dividends and distributions on any shares of the Borrower’s Stock, including any dividend or distribution payable in shares of the Borrower’s Stock or Stock Equivalents;
(iii)    declaring or paying any dividends or distributions on Stock of any Subsidiary held by the Borrower or another Subsidiary;
(iv)    making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which the Borrower would reasonably expect to be obtained in a similar transaction with a Person which is not an Affiliate at such time;
(v)    making payments of principal, interest and premium on any Debt of the Borrower or such Subsidiary held by an Affiliate if the terms of such Debt are at least as favorable to the Borrower or such Subsidiary as the terms which the Borrower would reasonably expect to have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate;
(vi)    participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates;
(vii)    paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of the Borrower or any Subsidiary; and
(viii)    engaging in any Affiliate Transaction not otherwise addressed in subsections (i) through (vii) of this Section 5.11, the terms of which are not less favorable to the Borrower or such Subsidiary than those that the Borrower or such Subsidiary would reasonably expect to be obtained in a comparable transaction at such time with a Person which is not an Affiliate; provided that, any Affiliate Transaction with the Parent and any subsidiary thereof that is not a Subsidiary of the Borrower will be subject to the following additional limitations:
(A)    no transfers or sales of a material business, business line or division of the Borrower or any of its Subsidiaries to the Parent or any Other Parent Subsidiary shall be permitted pursuant to this Section 5.11(viii); except if such sale is for 100% cash consideration and at fair market value (as determined in good faith by the Borrower); and
(B)    the Borrower shall not guarantee any Debt of the Parent or any Other Parent Subsidiary in an aggregate principal amount exceeding $100,000,000.
Section 5.12     Subsidiary Guarantors. The Borrower will cause each Subsidiary that now or hereafter guarantees any Material Debt of the Borrower or the Parent or any subsidiary thereof that is not a Subsidiary of the Borrower for or in respect of borrowed money (other than Debt of the Borrower to any other Subsidiary) to promptly thereafter (and in any event within 30 days of executing the Guarantee) (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty and (b) deliver to the Administrative Agent documents of the types referred to in Section 4.01(c) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.
Section 5.13    Subsidiary Debt. The Borrower will not at any time permit the aggregate outstanding principal amount of Debt of its Consolidated Subsidiaries (for the avoidance of doubt, not including Intercompany Debt) to exceed an amount equal to $350,000,000; provided that, for purposes of this Section 5.13, “Debt” shall not include (a) Permitted Acquired Debt of any Consolidated Subsidiary, (b) Debt of any Subsidiary Guarantor (other than a Guarantee by a Subsidiary Guarantor of indebtedness of the Parent or any of its subsidiaries (other than the Borrower or its Subsidiaries)) or (c) obligations under any Permitted Securitization Transaction, to the extent otherwise constituting Debt.
ARTICLE VI
Events of Default
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(k)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(l)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this

Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(m)    any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(n)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.07, 5.08, 5.10, 5.11, 5.12 or 5.13, and such failure shall not be remedied within five Business Days after any Responsible Officer obtains knowledge thereof or (ii) Section 5.01(d), 5.02(b)(i) (solely with respect to the Borrower), 5.06 or 5.09;
(o)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(p)    the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period (but in any event, in the case of interest, fees or other amounts other than principal, for a period of at least five Business Days);
(q)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (ii) any conversion, repurchase or redemption of any Material Debt scheduled by the terms thereof to occur on a particular date, any conversion of any Material Debt initiated by a holder thereof pursuant to the terms thereof or any optional prepayment, repurchase or redemption of any Material Debt, in each case not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or any Subsidiary or (iii) any repurchase or redemption of any Material Debt pursuant to any put option exercised by the holder of such Material Debt; provided that such put option is exercisable at times specified in the terms of the Material Debt and not by its terms solely as a result of any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries;
(r)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect (“Debtor Relief Law”) or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;
(s)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(t)    the Borrower or any Significant Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;
(u)    one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 (after deducting amounts covered by insurance, except to the extent that the insurer providing such insurance has declined such coverage or indemnification) shall be rendered against the Borrower or any Subsidiary or any combination thereof and, within 60 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged;
(v)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(w)    any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than the Parent and any direct or indirect subsidiary of the Parent that directly or indirectly owns common Stock of the Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act), directly or indirectly, of 40% or more of the outstanding shares of common Stock of the Borrower; or
(x)    any Loan Document shall cease to be valid and enforceable against the Borrower or Subsidiary Guarantor party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms), or the Borrower or Subsidiary Guarantor shall so assert in writing;
then, in every such event (other than an event described in clause (h) or (i) of this Section with respect to the Borrower) and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (y) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, and thereupon the principal amount of all such outstanding Loans together with all such interest and other amounts so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and in case of any event described in clause (h) or (i) of this Section with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under any Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
The Administrative Agent
Section 7.01    Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.
Section 7.02    Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03    Duties of Administrative Agent; Exculpatory Provisions.

(f) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.
(g)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02(b) or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.
(h)    Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(i)    Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
Section 7.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.03 (as though such sub‑agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 7.06    Resignation or Removal of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be (i) a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and (ii) subject to the approval of the Borrower so long as no Default or Event of Default shall have occurred and be continuing (such approval not to be unreasonably withhold or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which appointment shall be subject to the approval of the Borrower so long as no Default or Event of Default shall have occurred and be continuing (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 7.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08    Termination of Subsidiary Guaranty. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guaranty (i) if such Person ceases to exist or to be a Subsidiary (or substantially contemporaneously with such release will cease to exist or to be a Subsidiary), in each case as a result of a transaction permitted hereunder or (ii) otherwise in accordance with Section 4.06(b) of the relevant Subsidiary Guaranty.
Section 7.09    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as joint bookrunners, joint lead arrangers or syndication agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
ARTICLE VIII
Yield Protection, Illegality and Taxes

Section 8.01    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period (together with any amounts payable pursuant to Section 8.03 or 8.05) will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. In the case of clause (b) above, during any such period of suspension each Lender shall, from time to time upon request from the Borrower, certify its cost of funds for each Interest Period to the Borrower and the Administrative Agent as soon as practicable (but in any event not later than 10 Business Days after any such request).
Section 8.02    Illegality. Notwithstanding any other provision of any Loan Document, if any Lender shall notify the Administrative Agent (and provide to the Borrower an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its lending office for Eurodollar Borrowings to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) each Eurodollar Loan of such Lender will automatically, upon such demand, convert into an ABR Loan that bears interest at the rate set forth in Section 2.12(a); and (ii) the obligation of such Lender to make or continue, or to convert ABR Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and such Lender shall make the ABR Loans in the amount and on the dates that it would have been requested to make Eurodollar Loans had no such suspension been in effect.
Section 8.03    Increased Costs.
(a)    If any Change in Law shall:
(v)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(vi)    impose on any Lender or the London interbank market any other condition, cost or expense affecting any Loan Document or Eurodollar Loans made by such Lender;
and the result of any of the foregoing has been to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (excluding any such increased costs or reduction in amount resulting from Taxes or Other Taxes, as to which Section 8.05 shall govern, or resulting from reserve commitments contemplated by Section 8.03(c)), then from time to time within 30 days of written demand therefor (subject to Section 8.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of any Loan Document or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time within 30 days of written demand therefor (subject to Section 8.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    At any time that any Lender is required to establish or maintain reserves in respect of its Eurodollar Loans under FRB Regulation D, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on a Eurodollar Loan made by such Lender, additional interest on such Eurodollar Loan at a rate per annum determined by such Lender be sufficient to compensate it for the cost to it of maintaining, or the reduction in its total return in respect of, such Eurodollar Loan, up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Eurodollar Reserve Percentage, over (ii) the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the time and place indicated at which interest otherwise is payable on such Eurodollar Loan, with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change of Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 8.04    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any oral or written notice given pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 9.04(e), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss or expense arising from the redeployment of funds obtained by it to maintain such Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits) within 10 days of written demand therefor (subject to Section 8.06).
Section 8.05    Taxes.
(d)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(e)    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law without duplication with any obligation to pay Other Taxes to a Governmental Authority under Section 8.05(a).
(f)    The Borrower shall pay and indemnify, defend and hold harmless the Administrative Agent and each Lender, within 30 days after written demand therefor (subject to Section 8.06), for the full amount of any Indemnified Taxes or Other Taxes required to be paid by the Administrative Agent and/or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. As soon as practicable after any payment of Indemnified Taxes or Other Taxes to a Governmental Authority by the Administrative Agent or a Lender, the Administrative Agent or such Lender, as the case may be, shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(g)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(h)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(i)    If the Administrative Agent or a Lender determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.05, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 8.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out‑of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(j)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 8.06    Matters Applicable to all Requests for Compensation. If any Lender or the Administrative Agent is claiming compensation under Section 8.03, 8.04 or 8.05, it shall deliver to the Administrative Agent, who shall deliver to the Borrower contemporaneously with the demand for payment, a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive and binding on all parties hereto in the absence of manifest error. In determining such amount, such Lender or the Administrative Agent may use any reasonable averaging and attribution methods. In any such certificate claiming compensation under Section 8.03(b), such Lender shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
Section 8.07    Mitigation Obligations. If any Lender requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE IX
Miscellaneous
Section 9.01    Notices.  All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
(v)    if to the Borrower
Tyco International Holding S.à r.l.
29, Ave. de la Porte Neuve
L-2227 Luxembourg

Attention: Peter Schieser, General Manager
Fax: +352 – 2663 78 91
E-mail: pschieser@tyco.com

with a copy to:

Tyco International Management Company
9 Roszel Rd.
Princeton, NJ  08540-6205
Attention: General Counsel and Corporate Secretary
Fax: 609-720-4326;
(vi)    if to the Administrative Agent, to its applicable address (or facsimile number or e-mail address) set forth on Schedule 9.01; and
(vii)    if to any other Lender, to its applicable address (or facsimile number or e‑mail address) set forth in its Administrative Questionnaire.
or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
(b)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
(c)    Notices and other communications to the Lenders may be delivered or furnished by Approved Electronic Communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Approved Electronic Communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 9.02    Waivers; Amendments.
(e)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(f)    Neither this Agreement nor the Notes or any Subsidiary Guaranty or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Subsidiary Guarantors (to the extent applicable) and the Required Lenders or by the Borrower, the Subsidiary Guarantors (to the extent applicable) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv)  change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender, (v) release any Subsidiary Guarantor which is a Significant Subsidiary (other than any release of a Subsidiary Guarantor in accordance with Section 7.08) from its obligations under its Subsidiary Guaranty, without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent. Notwithstanding the foregoing provisions of this Section 9.02(b), to the extent that the Borrower or any of its Affiliates shall have acquired Commitments or Loans, the consent of the Borrower or any of its Affiliates (solely in its capacity as Lender) otherwise required under this Section 9.02(b) for any waiver, amendment or modification shall not be required.
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) while a Default has occurred and is continuing, all out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout or restructuring negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or such claim, litigation, investigation or proceeding is brought by the Borrower or any of its Subsidiaries or their respective Related Parties or any Indemnitee) relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder (including in connection with the marketing and syndication of the credit facility provided herein) or the consummation of the Merger and the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any Related Indemnified Party of such Indemnitee, as determined by a court of competent jurisdiction by final and non-appealable judgment, (B) a material breach by such Indemnitee or such Related Indemnified Party of its agreements hereunder or under any other Loan Document, as determined by a court of competent jurisdiction by final and non‑appealable judgment or (C) a dispute solely among the Lenders (and not against the Joint Lead Arrangers or the Administrative Agent in their respective capacities as such) that does not arise from any act, request or omission by the Borrower, any Subsidiary Guarantor or the Borrower’s or any Subsidiary Guarantor’s breach of its obligations under any Loan Document or applicable law. If any claim, litigation, investigation or proceeding is asserted against any Indemnitee, such Indemnitee shall, to the extent permitted by applicable law or regulation in the opinion of its counsel, notify the Borrower as soon as reasonably practicable, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section unless such failure materially prejudices the Borrower’s right to participate in the contest of such claim, litigation, investigation or proceeding, as hereinafter provided. If requested by the Borrower in writing, such Indemnitee shall make reasonable good faith efforts to contest such claim, litigation, investigation or proceeding (subject to reimbursement by Borrower of any expenses and out-of-pocket costs incurred in connection therewith) and, except to the extent prohibited by applicable law or regulations or as would otherwise be unreasonable in the circumstances or contrary to the internal policies of the Indemnitee as generally applied, shall permit the Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim, litigation, investigation or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent (not to be unreasonably withheld). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Related Party thereof under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party acting for the Administrative Agent in connection with such capacity.
(d)    To the fullest extent permitted by applicable law, the Borrower and each Subsidiary Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Merger, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through the Approved Electronic Platform in connection with this Agreement or the other Loan Documents, the Merger or the Transactions that are intercepted by such persons.
(e)    All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.
Section 9.04    Successors and Assigns.
(k)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as contemplated by Section 5.08, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(l)    (m)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that (x) no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing, any other Person (other than a natural person) and (y) the Borrower shall have deemed to have consented to an assignment unless it has objected within 20 Business Days following notice of such assignment; and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender;
provided that no such assignment will be made to any (x) Defaulting Lender or any of its subsidiaries or Affiliates or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, (y) the Borrower, its Subsidiaries or any of their respective Related Parties and (z) natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(i)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment, and the amount of the Commitment or Loans of the assigning Lender remaining after each such assignment (in each case determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), in each case shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (other than in the case of an assignment to an Affiliate of a Lender), which fee may be waived by the Administrative Agent in its discretion; provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to any Lender and its Affiliates; and
(D)    in the case of a proposed assignment to a non-U.S. Affiliate of a Lender, for which the Borrower’s consent is not required, the assigning Lender shall provide three Business Days’ written notice to the Borrower of such proposed assignment.
(ii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04, 8.05 and 9.03 with respect to facts and circumstances occurring prior to the date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the Note theretofore held by the assignor Lender shall be returned to the Borrower in exchange for a new Note, payable to the assignee Lender and reflecting its retained interest (if any) hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section, a completed Administrative Questionnaire and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(v)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (b) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(n)    (o)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.03, 8.04 and 8.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Lender shall be entitled to exercise rights under Section 9.08 with respect to deposits held by or obligations owing by any Participant in such Lender’s Loan or Commitment; provided that, for the avoidance of doubt, such exercise shall be subject to the obligations of such Lender under Section 2.13(c).
(i)    A Participant shall not be entitled to receive any greater payment under Sections 8.03 or 8.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 8.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.05(e) and Section 8.05(g) as though it were a Lender.
(ii)    Each Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, keep a record of all participations granted by it in the Loans, Commitments or other obligations under this Agreement, including the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans (the “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a Participant’s interest in its Commitments, Loan or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.
(p)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(q)    If (i) any Lender requests compensation under Section 8.03, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.05, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver under this Agreement which pursuant to the terms of Section 9.02 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained above in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and (y) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(r)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 8.03); (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (x) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 8.03, 8.04, 8.05 and 9.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the making of the request, or the granting of the consent, if required under Article VI to authorize the Administrative Agent to declare the Loans due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the other Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender exercises any such right of setoff, the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement, the other Loan Documents and the Notes, and any claims, controversy, dispute, cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or the other Loan Documents (except, in the case of any other Loan Document as expressly set forth therein), the Merger and the Transactions shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise against the Administrative Agent or any Lender or any of their respective Related Parties in any way relating to this Agreement or the other Loan Documents, the Merger or the Transactions in any forum other than the courts of the State of New York sitting in New York county and the United States District Court of the Southern District of New York and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive (as to the Borrower only) jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    The Borrower hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York City. The Borrower represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, the Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.
(e)    Each Lender and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 9.01.
(f)    Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Waiver of Immunities. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.
Section 9.12    Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement or any other Loan Document is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement or any other Loan Document, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
Section 9.13    Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.
Section 9.14    Confidentiality. Each of the Administrative Agent and the Lenders shall maintain the confidentiality of the Information (as defined below) and shall not use the Information except for purposes relating directly to this Agreement, the other Loan Documents, the Merger and the Transactions, except that Information may be disclosed by each of the Administrative Agent and the Lenders (a) to its Affiliates and its and its Affiliates’ directors, officers, managers, administrators, trustees, partners, advisors, employees, third party service providers and agents whom it determines need to know such Information in connection with matters relating directly to this Agreement, the other Loan Documents, the Merger and the Transactions, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent or the applicable Lenders shall be responsible for direct damages arising from the breach of this Section by any such Person to whom it disclosed such Information), (b) to the extent requested by any Governmental Authority or regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), the recipient thereof shall (unless otherwise required by applicable law), to the extent practicable, give the Borrower not less than five Business Days’ prior notice (or such shorter period as may, in the good faith discretion of the recipient, be reasonable under the circumstances or may be required by any court or agency under the circumstances), specifying the Information involved and stating such recipient’s intention to disclose such Information (including the manner and extent of such disclosure) in order to allow the Borrower an opportunity to seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing to be bound by an agreement with terms at least as restrictive as the provisions of this Section (and of which the Borrower shall be a third party beneficiary) or in the case of a repurchase arrangement (“repo transaction”) subject to an arrangement to be bound by provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective credit insurance provider relating to the Borrower and its obligations or counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Borrower referencing this Section 9.14, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or a breach of another confidentiality agreement to which the Administrative Agent or such Lender is a party or any other legal obligation of the Administrative Agent or such Lender or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or a Subsidiary Guarantor relating to the Borrower or any Subsidiary Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary Guarantor from a source which is not, to the actual knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Borrower or Subsidiary Guarantors, including any such information delivered to the Administrative Agent or any Lender which is marked “PUBLIC” or deemed to be public pursuant to Section 9.16. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Information. In addition to other remedies, the Borrower shall be entitled to seek specific performance and injunctive and other equitable relief for breach of this Section 9.14.
Section 9.15    Posting of Approved Electronic Communications.
(a)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on Debtdomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a user ID/password authorization system) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM, AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
(d)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
Section 9.16    Treatment of Information.
(a)    Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Borrower or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower or any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b)    The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise (other than (A) copies of any Form 10K, 10Q or 8K or other filing with the Securities and Exchange Commission or any other annual report, quarterly report or press release, each of which shall be assumed to contain only publicly available information, and (B) Communications excluded from the definition of Approved Electronic Communication, each of which the Administrative Agent shall be entitled to treat as set forth in subsection (iv) below unless such Communication is marked “PUBLIC”) shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.14) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Administrative Agent or any of its Affiliates incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 9.16 shall modify or limit a Lender’s obligations under Section 9.14 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
(c)    Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
(d)    Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
(e)    The provisions of the foregoing clauses of this Section 9.16 are designed to assist the Administrative Agent, the Lenders and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or a Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and the Borrower assumes the risks associated therewith.
Section 9.17    [Reserved].
Section 9.18    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
Section 9.19    No Fiduciary Duty. The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (a) the Merger and the Transactions (including the exercise of rights and remedies hereunder and under the other Loan Documents) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other; and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the Merger and the Transactions (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters); and (ii) in connection with the Merger and the Transactions, each Lender is acting solely as principal and not as agent or fiduciary of the Borrower, its management, stockholders or creditors. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Merger and the

Transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the Merger and the Transactions or the process leading thereto.
Section 9.20    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write‑Down and Conversion Powers are described in the EU Bail-In Legislation Schedule.
Section 9.21    Lender Confirmation. Each Lender confirms that its Commitment is being provided to the Borrower on the basis of the Borrower’s properties, assets and credit only.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TYCO INTERNATIONAL HOLDING S.ÀR.L.,
as Borrower

By:    /s/ Peter Schieser
Name: Peter Schieser
Title: General Manager

CITIBANK, N.A.,
as a Lender and as Administrative Agent

By:    /s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:    /s/ Chris Dibiase
Name: Chris Dibiase
Title: Director

BARCLAYS BANK PLC, as a Lender

By:    /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:    Robert Bryant
Name: Robert Bryant
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ James Travagline
Name: James Travagline
Title: Executive Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:    /s/ Cara Younger
Name: Cara Younger
Title: Director

By:    /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

COMMERZBANK AG NEW YORK BRANCH, as a Lender

By:    /s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

By:    /s/ Vanessa De La Ossa
Name: Vanessa De La Ossa
Title: Associate

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:    /s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:    /s/ Jeff Ferrell
Name: Jeff Ferrell
Title: Managing Director

DANSKE BANK A/S, as a Lender

By:    /s/ Merete Ryvald
Name: Merete Ryvald
Title: Chief Loan Manager

By:    /s/ Gert Carstens
Name: Gert Carstens
Title: Senior Loan Manager

GOLDMAN SACHS BANK USA, as a Lender

By:    /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:    /s/ Yuquiang Xiao
Name: Yuquiang Xiao
Title: General Manager

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:    /s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:    /s/ Shaun Hawley
Name: Shaun Hawley
Title: Vice President

INTESA SANPAOLO BANK LUXEMBOURG, as a Lender

By:    /s/ Gianfranco Pizzutto
Name: Gianfrancl Pizzutto
Title: Administrateur Delegne & CEO

By:    /s/ Paolo Enrico Bernree
Name: Paolo Enrico Bernree
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as a Lender

By:    /s/ David Wirl
Name: David Wirl
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:    /s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:    /s/ Rayan Karim
Name: Rayan Karim
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:    /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:    /s/ Ken Hamilton
Name: Ken Hamilton
Title: Managing Director

By:    /s/ Thilo Huber
Name: Thilo Huber
Title: Associate Director

STANDARD CHARTERED BANK, as a Lender

By:    /s/Steven Aloupis
Name: Steven Aloupis
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By:    /s/ Mauricio Saishio
Name: Mauricio Saishio
Title: Director

BNP PARIBAS, as a Lender

By:    /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:    /s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:    /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:    /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:    /s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Vice President

WESTPAC BANKING CORPORATION, as a Lender

By:    /s/ Su-Lin Watson
Name: Su-Lin Watson
Title: Director

SCHEDULE 1.01
PRICING GRID
Leverage Ratio Based Pricing

		Applicable Rate
Level	Total Leverage Ratio	Facility Fee (bps)	Applicable Margin for Eurodollar Loans (bps)	Applicable Margin for ABR Loans (bps)
I	< 1.25 to 1.00	9.0	116.0	16.0
II	> 1.25 to 1.00 but < 2.00 to 1.00	12.5	125.0	25.0
III	> 2.00 to 1.00 but < 2.75 to 1.00	15.0	135.0	35.0
IV	> 2.75 to 1.00	22.5	152.5	52.5

Ratings Based Pricing

		Applicable Rate
Level	Index Debt Rating	Facility Fee (bps)	Applicable Margin for Eurodollar Loans (bps)	Applicable Margin for ABR Loans (bps)
I	At Least A- By S&P Or A3 By Moody’s Or A- By Fitch.	9.0	91.0	0.0
II	Less than Level I But At Least BBB+ By S&P Or Baa1 By Moody’s Or BBB+ By Fitch.	12.0	100.5	0.5
III	Less than Level II But At Least BBB By S&P Or Baa2 By Moody’s Or BBB By Fitch.	15.0	110.0	10.0
IV	Less than Level III But At Least BBB- By S&P Or Baa3 By Moody’s Or BBB- By Fitch.	20.0	130.0	30.0
V	Less than Level IV.	25.0	150.0	50.0

The Applicable Rate shall be, at any time, the rate per annum set forth in the Pricing Grid opposite the Index Debt Rating of the Borrower by S&P, Moody’s and Fitch; provided, however, that, if the S&P Rating, the Moody’s Rating and the Fitch Rating fall within different levels, then the Applicable Rate will be determined based on the rating level of the two agencies with the same rating level and in the case that each such agency rating is in a different rating level, then the rating that is in the middle will apply (or, if a rating of the Borrower’s Index Debt is available from only two of S&P, Moody’s and Fitch (or any Approved Agency as defined below), the higher such rating shall apply in the event of a split, or the rating that is one level lower than the higher rating in the case of a multiple split). If, at any time, a rating of the Borrower’s Index Debt is available from only one of or none of S&P, Moody’s, Fitch or any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders (an “Approved Agency”), then the Applicable Rate for each period commencing during the 30 days following the time there ceased to be at least two such ratings available shall be the Applicable Rate in effect immediately prior to such cessation. Thereafter, the rating to be used until ratings from at least two of S&P, Moody’s, Fitch or such other Approved Agency become available shall be as agreed between the Borrower and the Required Lenders, and the Borrower and the Required Lenders shall use good faith efforts to reach such agreement within such 30-day period; provided, however, that if no such agreement is reached within such 30-day period, then the Applicable Rate thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s, Fitch’s or any other Approved Agency ceasing its business as a rating agency, the Applicable Rate in effect immediately prior to such cessation; or (b) otherwise, the Applicable Rate as set forth opposite the Index Debt Rating of Level V on the Pricing Grid.

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
Citibank, N.A.	$62,500,000
Bank of America, N.A.	$62,500,000
Barclays Bank PLC	$62,500,000
JPMorgan Chase Bank, N.A.	$62,500,000
Wells Fargo Bank, National Association	$62,500,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$42,500,000
Commerzbank AG New York Branch	$42,500,000
Credit Agricole Corporate and Investment Bank	$42,500,000
Danske Bank A/S	$42,500,000
Goldman Sachs Bank USA	$42,500,000
Industrial and Commercial Bank of China Limited, New York Branch	$42,500,000
ING Bank N.V., Dublin Branch	$42,500,000
Intesa Sanpaolo Bank Luxembourg SA	$42,500,000
The Bank of New York Mellon	$42,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$42,500,000
Toronto Dominion (Texas) LLC	$42,500,000
U.S. Bank National Association	$42,500,000
UniCredit Bank AG, New York Branch	$42,500,000
BNP Paribas	$22,500,000
Deutsche Bank AG New York Branch	$22,500,000
Standard Chartered Bank	$22,500,000
The Bank of Nova Scotia	$22,500,000

Lender	Commitment
The Northern Trust Company	$22,500,000
Westpac Banking Corporation	$22,500,000
TOTAL	$1,000,000,000

SCHEDULE 5.09

Request Number	Applicant Division	Actual Effective Date	Issuer Name	Beneficiary Classification
77330	Corporate 3rd - party (Others)	10/28/1998	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
40599	Corporate 3rd - party (ET)	12/30/1998	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
32722	Corporate 3rd - party (ET)	5/16/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
41517	Corporate 3rd - party (ET)	10/8/2008	Tyco International Finance S.A.	Customer (Non-Goverment)
32624	Corporate 3rd - party (ET)	5/16/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
40337	Corporate 3rd - party (ET)	6/20/2008	Tyco International Finance S.A.	Customer (Non-Goverment)
40116	Corporate 3rd - party (ET)	6/20/2008	Tyco International Finance S.A.	Customer (Non-Goverment)
40336	Corporate 3rd - party (ET)	6/20/2008	Tyco International Finance S.A.	Customer (Non-Goverment)
32718	Corporate 3rd - party (ET)	5/16/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
32723	Corporate 3rd - party (ET)	5/16/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
11310	Corporate 3rd - party (ET)	6/24/2005	Tyco International Group S.A.	Customer (Non-Goverment)
33875	Corporate 3rd - party (ET)	6/7/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
41061	Corporate 3rd - party (ET)	2/22/2007	Tyco International Group S.A.	Vendor
31472	Corporate 3rd - party (ET)	2/22/2007	Tyco International Group S.A.	Customer (Non-Goverment)
34566	Corporate 3rd - party (ET)	6/28/2007	Tyco International Finance S.A.	Customer (Non-Goverment)
24731	Corporate 3rd - party (ET)	10/31/2006	Tyco International Group S.A.	Customer (Non-Goverment)
59293	Corporate 3rd - party (FLO)	8/20/2010	Tyco International Finance S.A.	Landlord/Lessor
11306	Corporate 3rd - party (ET)	5/26/2005	Tyco International Group S.A.	Government (Customer)
73288	Corporate 3rd - party (Others)	7/1/2010	Wormald and ADT Australia Pty Limited	Landlord/Lessor
11237	Corporate 3rd - party (COV)	2/5/2004	TYCO HOLDINGS (UK) LIMITED	Landlord/Lessor
73291	Corporate 3rd - party (Others)	4/1/2010	Wormald and ADT Australia Pty Limited	Landlord/Lessor
82275	Corporate 3rd - party (Others)	1/27/2016	Tyco Fire Products LP	Mergers & Acquisitions/Divestitures Related
53555	Corporate 3rd - party (FLO)	12/29/2009	Tyco International Finance S.A.	Customer (Non-Goverment)
77760	Corporate 3rd - party (Others)	2/24/2014	Tyco International Finance S.A.	Customer (Non-Goverment)
73292	Corporate 3rd - party (Others)	5/1/2010	Wormald and ADT Australia Pty Limited	Landlord/Lessor
73289	Corporate 3rd - party (Others)	3/26/2010	Wormald and ADT Australia Pty Limited	Landlord/Lessor
52085	Corporate 3rd - party (Others)	9/3/2009	Tyco International Finance S.A.	Landlord/Lessor
11224	Corporate 3rd - party (ET)	11/20/2003	Tyco International Group S.A.	Government (Customer)
22751	Corporate 3rd - party (TEL)	7/25/2002	Tyco International Group S.A.	Bank/Financial Institution

11108	Corporate 3rd - party (FLO)	10/22/2001	Tyco International Ltd. (now Tyco International plc)	Bank/Financial Institution
38016	Corporate 3rd - party (COV)	7/20/1998	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
31343	Corporate 3rd - party (TEL)	11/1/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
10986	Corporate 3rd - party (TEL)	6/12/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
10785	Corporate 3rd - party (TEL)	1/10/1995	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11252	Corporate 3rd - party (COV)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
73301	Corporate 3rd - party (Others)	4/29/2005	Tyco International Pty Limited	Government (Customer)
38017	Corporate 3rd - party (TEL)	12/19/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
31344	Corporate 3rd - party (COV)	12/3/2001	Tyco International Ltd. (now Tyco International plc)	Mergers & Acquisitions/Divestitures Related
11248	Corporate 3rd - party (COV)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
10988	Corporate 3rd - party (ET)	6/15/2000	Tyco International Ltd. (now Tyco International plc)	Customer (Non-Goverment)
10964	Corporate 3rd - party (ET)	3/20/2000	Tyco International Ltd. (now Tyco International plc)	Customer (Non-Goverment)
11004	Corporate 3rd - party (ET)	9/1/2000	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
10918	Corporate 3rd - party (TEL)	9/29/1999	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11008	Corporate 3rd - party (TEL)	9/13/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11255	Corporate 3rd - party (TEL)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
38022	Corporate 3rd - party (TEL)	11/8/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11247	Corporate 3rd - party (TEL)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
38027	Corporate 3rd - party (TEL)	7/12/2001	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11253	Corporate 3rd - party (COV)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
10958	Corporate 3rd - party (ET)	1/26/2000	Tyco International Ltd. (now Tyco International plc)	Customer (Non-Goverment)
11054	Corporate 3rd - party (ET)	2/1/2001	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
31337	Corporate 3rd - party (Others)	10/4/2000	Tyco International Ltd. (now Tyco International plc)	Bank/Financial Institution
31346	Corporate 3rd - party (COV)	3/30/2001	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
11256	Corporate 3rd - party (COV)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
11251	Corporate 3rd - party (TEL)	3/25/2004	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
10953	Corporate 3rd - party (TEL)	1/9/2001	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
47180	Corporate 3rd - party (ET)	12/13/2000	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
10975	Corporate 3rd - party (ET)	4/18/2000	Tyco International Ltd. (now Tyco International plc)	Government (Customer)
73286	Corporate 3rd - party (Others)	8/15/2007	Wormald and ADT Australia Pty Limited	Landlord/Lessor
73290	Corporate 3rd - party (Others)	11/12/2009	Wormald and ADT Australia Pty Limited	Landlord/Lessor

11202	Corporate 3rd - party (ET)	4/9/2003	Earth Tech, Inc. and Tyco International Group SA	Customer (Non-Goverment)
11133	Corporate 3rd - party (FLO)	2/1/2002	Tyco International Finance S.A.	Landlord/Lessor
35709	Corporate 3rd - party (ET)	10/10/2007	Tyco International Finance S.A.	Bank/Financial Institution
38010	Corporate 3rd - party (COV)	12/20/2005	Tyco International Group S.A.	Mergers & Acquisitions/Divestitures Related
11229	Corporate 3rd - party (FLO)	1/6/2004	Tyco International Group S.A.	Landlord/Lessor
11123	Corporate 3rd - party (ET)	12/13/2001	Tyco International Group S.A.	Customer (Non-Goverment)
11098	Corporate 3rd - party (ET)	8/28/2001	Tyco International Group S.A.	Customer (Non-Goverment)
10889	Corporate 3rd - party (ET)	6/16/1999	Tyco International Group S.A.	Government (Customer)
10922	Corporate 3rd - party (ET)	10/22/1999	Tyco International Group S.A.	Customer (Non-Goverment)
10950	Corporate 3rd - party (ET)	1/1/2000	Tyco International Group S.A.	Customer (Non-Goverment)
11199	Corporate 3rd - party (ET)	4/3/2003	Tyco International Group S.A.	Government (Customer)
11205	Corporate 3rd - party (ET)	5/19/2003	Tyco International Group S.A.	Government (Customer)
41059	Corporate 3rd - party (ET)	6/24/2005	Tyco International Group S.A.	Vendor
37993	Corporate 3rd - party (TEL)	11/11/2001	Tyco International Group S.A.	Government (Customer)
75018	Corporate 3rd - party (RESI)	5/1/1998	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
24777	Corporate 3rd - party (ET)	11/23/2006	Tyco International Group S.A.	Customer (Non-Goverment)
11177	Corporate 3rd - party (RESI)	8/19/2002	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
31355	Corporate 3rd - party (RESI)	4/24/2000	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
38020	Corporate 3rd - party (RESI)	3/1/2001	Tyco International Ltd. (now Tyco International plc)	Landlord/Lessor
61703	Corporate 3rd - party (RESI)	9/27/2010	Tyco International Finance S.A.	Landlord/Lessor
77460	Corporate 3rd - party (RESI)	7/24/2014	Tyco International Ltd. (now Tyco International plc) and Tyco International (US) Inc.	Landlord/Lessor

SCHEDULE 9.01
ADMINISTRATIVE AGENT’S OFFICE

Administrative Agent’s Office

For Payments and Borrowing Requests/Interest Election Requests:
Citibank, N.A.
1615 BRETT RD, Building #3
New Castle, DE 19720
Attention:  Bank Loans Syndications Department
Fax:  (646) 274-5080
E-mail:  GLAgentOfficeOps@citi.com

Bank:	Citibank N.A.
ABA #:	21000089
SWIFT:	CITIUS33
Account #:	36852248
Account Name:	Agency/Medium Term Finance
Ref:	TYCO
Attn:	Global Loans/Agency

For Certificate Required under Section 5.01(c):
Email to:  oploanswebadmin@citi.com
With a copy to:  brian.reed@citi.com

Other Notices to Administrative Agent:
Citibank, N.A.
1615 Brett Rd, Building #3
New Castle, DE 19720
Attention:  Bank Loans Syndications Department
Fax:  (212) 994-0961
E-mail:  oploanswebadmin@citi.com
With a copy to:  brian.reed@citi.com

Investor Questions (for Lenders):
Phone: (302) 894-6010
Fax: (646) 274-5080
Email: GLAgentOfficeOps@citi.com

EXHIBIT A

[FORM OF] NOTE
$ [________]

New York, New York
_______ __, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [INSERT NAME OF THE LENDER], or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Multi-Year Senior Unsecured Credit Agreement, dated as of March 10, 2016 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Citibank, N.A., as the Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment), computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of each Subsidiary Guaranty, if any. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Except as otherwise provided in the Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

TYCO INTERNATIONAL HOLDING S.À R.L.

By:
Name:
Title:

SCHEDULE
LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Subsidiary Guarantees provided in connection with such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:    ______________________________

2.	Assignee: ______________________________ [and is an Affiliate of [Identify Lender]]

3.    Borrower:    Tyco International Holding S.à r.l.

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Multi-Year Senior Unsecured Credit Agreement, dated as of March 10, 2016, among Tyco International Holding S.à r.l., as borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent, as amended, supplemented or otherwise modified from time to time.

6.    Assigned Interest:

Aggregate Amount of Commitments/Loans For all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$________________	$________________	______________%
$________________	$________________	______________%
$________________	$________________	______________%
[7.    Trade Date:    __________________]

Effective Date: ______ __, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:_____________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:_____________________________
Name:
Title:
[Consented to and] Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:__________________________
Name:
Title:

[Consented to:]

By:__________________________
Name:
Title:

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

MULTI-YEAR SENIOR UNSECURED CREDIT AGREEMENT DATED AS OF MARCH 10, 2016, AMONG TYCO INTERNATIONAL HOLDING S.À R.L., AS BORROWER, THE LENDERS PARTY THERETO AND CITIBANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT C
[FORM OF] SUBSIDIARY GUARANTY
Dated as of [•], [•]
WHEREAS, Tyco International Holding S.à r.l. (the “Borrower”), the Lenders party thereto and Citibank, N.A., as Administrative Agent, have entered into the Multi-Year Senior Unsecured Credit Agreement, dated as of [•], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Borrower is or may be entitled, subject to certain conditions, to borrow loans thereunder; and
WHEREAS, in conjunction with the transactions contemplated by the Credit Agreement and in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the undersigned, being a [•] (together with its successors, the “Guarantor”) and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to make extensions of credit thereunder, the Guarantor is willing to guarantee the obligations of the Borrower under the Credit Agreement and the Notes issued thereunder.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined, and the provisions of Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall apply to this Subsidiary Guaranty. In addition, the following terms, as used herein, have the following meanings:
“Guaranteed Obligations” means (i) all obligations of the Borrower in respect of principal of and interest on the Loans and the Notes, (ii) all other amounts payable by the Borrower under the Credit Agreement or any Note and (iii) all renewals or extensions of the foregoing, in each case whether now outstanding or hereafter arising. The Guaranteed Obligations shall include, without limitation, any interest, costs, fees and expenses which accrue on or with respect to any of the foregoing and are payable by the Borrower pursuant to the Credit Agreement or any Note, whether before or after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of any one or more than one of the Obligors, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto and would have been payable by the Borrower pursuant to the Credit Agreement or Note but for the commencement of such case, proceeding or other action.
“Obligors” means, at any time, collectively, the Borrower, the Guarantor and each other Subsidiary Guarantor at such time.

ARTICLE II
GUARANTEE
Section 2.01    The Guarantee. Subject to Section 2.03, the Guarantor hereby unconditionally and irrevocably guarantees to each of the Lenders and the Administrative Agent the due and punctual payment of all Guaranteed Obligations as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms thereof. This is a continuing guarantee and a guarantee of payment and not merely of collection. In case of failure by the Borrower punctually to pay the indebtedness guaranteed hereby, the Guarantor, subject to Section 2.03, hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower.
Section 2.02    Guarantee Unconditional. The obligations of the Guarantor under this Article 2 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, by operation of law or otherwise;
(b)    any modification or amendment of or supplement to any Loan Document (other than as specified in an amendment or waiver of this Subsidiary Guaranty effected in accordance with Section 2.03);
(c)    any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guaranty or other liability of any third-party, for any obligation of the Borrower under any Loan Document;
(d)    any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in any Loan Document;
(e)    the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether or not arising in connection with the Loan Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(f)    any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of applicable law or regulation of any jurisdiction purporting to prohibit the payment by the Borrower of the principal of or interest on any Loan or any other amount payable by the Borrower under any Loan Document; or
(g)    any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Article 2.
Section 2.03    Limit of Liability. The Guarantor shall be liable under this Subsidiary Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, or any successor statute (the “Bankruptcy Code”) or any comparable provisions of any other applicable law. To the extent that the Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by the Guarantor from the incurrence of the Loans under the Credit Agreement and (ii) the amount which the Guarantor would otherwise have paid if the Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower and any other Subsidiary Guarantors) in the same proportion as the Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement hereunder is sought (the “Contribution Percentage”), then the Guarantor shall have a right of contribution against each other Subsidiary Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date enforcement hereunder is sought in an aggregate amount less than such other Subsidiary Guarantor’s Contribution Percentage of the aggregate payments made to and including the date enforcement hereunder is sought by all Subsidiary Guarantors in respect of the Guaranteed Obligations; provided that no Subsidiary Guarantor may take any action to enforce such right until the Guaranteed Obligations (other than contingent indemnification obligations with respect to unasserted claims) have been indefeasibly paid in full and the Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that the Guarantor’s right of contribution arising pursuant to this Section 2.03 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under any Subsidiary Guaranty. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 2.03, each Subsidiary Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Subsidiary Guarantor in respect of such payment. The Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, the Guarantor has the right to waive its contribution right against any other Subsidiary Guarantor to the extent that after giving effect to such waiver the Guarantor would remain solvent, in the determination of the Required Lenders.
Section 2.04    Discharge; Reinstatement in Certain Circumstances. Subject to Section 4.06, the Guarantor’s obligations under this Article II shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, the Guarantor’s obligations under this Article II with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05    Waiver. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.
Section 2.06    Subrogation and Contribution. (a) The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the payee against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Borrower in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from the Borrower with respect to such payment.
(b)    Notwithstanding the provision of subsection (a) of this Section 2.06, the Guarantor shall have and be entitled to (i) all rights of subrogation or contribution otherwise provided by law in respect of any payment it may make or be obligated to make under this Subsidiary Guaranty and (ii) all claims (as defined under the Bankruptcy Code) it would have against the Borrower or any other Subsidiary Guarantor (each an “Other Party”) in the absence of subsection (a) of this Section 2.06 and to assert and enforce the same, in each case on and after, but at no time prior to, the date (the “Subrogation Trigger Date”) which is one year and five days after the Maturity Date if, but only if, (x) no Default or Event of Default of the type described in Article VI of the Credit Agreement with respect to the relevant Other Party has existed at any time on and after the Subrogation Trigger Date; and (y) the existence of the Guarantor’s rights under this clause (b) would not make the Guarantor a creditor (as defined in the Bankruptcy Code) of such Other Party in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date.
Section 2.07    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Documents shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Guarantor represents and warrants to the Administrative Agent and the Lenders that:
Section 3.01    Corporate Existence and Power. The Guarantor is a [•] duly [incorporated] [organized or formed], validly existing and in good standing under the laws of [•].
Section 3.02    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Subsidiary Guaranty:
(a)    are within the Guarantor’s [corporate] powers;

(b)    have been duly authorized by all necessary [corporate] action on the part of the Guarantor;
(c)    require no action by or in respect of, or filing with, any Governmental Authority on the part of the Guarantor; and
(d)    do not contravene, or constitute a default by the Guarantor under, any provision of (i) applicable law or regulation, (ii) the certificate of incorporation or by-laws of the Guarantor or (iii) any agreement or instrument evidencing or governing Debt of the Guarantor or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor.
Section 3.03    Binding Effect. This Subsidiary Guaranty constitutes a valid and binding obligation of the Guarantor.
Section 3.04    Not an Investment Company. The Guarantor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
ARTICLE IV
MISCELLANEOUS
Section 4.01    Notices. All notices, requests and other communications to be made to or by the Guarantor hereunder shall be in writing (including, without limitation, bank wire, telex, facsimile transmission, Approved Electronic Communication or similar writing) and shall be given: (a) if to the Guarantor, to it at its address or by Approved Electronic Communication as set forth on the signature pages hereof or such other address, website or email address as the Guarantor may hereafter specify for the purpose by notice to the Administrative Agent and (b) if to any party to the Credit Agreement, to it at its address or by Approved Electronic Communication as specified in or pursuant to the Credit Agreement. Each such notice, request or other communication shall be effective (i) if given by Approved Electronic Communication, when confirmation of receipt thereof is received by the sender, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 4.01.
Section 4.02    No Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege under this Subsidiary Guaranty or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 4.03    Amendments and Waivers. Any provision of this Subsidiary Guaranty may be amended or waived if, and only if, such amendment or waiver is entered into in accordance with Section 9.02 of the Credit Agreement.

Section 4.04    Successors and Assigns. This Subsidiary Guaranty is for the benefit of the Lenders and the Administrative Agent and their respective successors and assigns and, in the event of an assignment of the Loans, the Notes or other amounts payable under the Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. All provisions of this Subsidiary Guaranty shall be binding upon the Guarantor and its successors and assigns.
Section 4.05    Taxes. All payments by the Guarantor hereunder shall be made free and clear of Taxes and otherwise in accordance with Section 8.05 of the Credit Agreement (which Section, including, but not limited to, the indemnification provisions contained therein, is hereby incorporated by reference as if set forth herein; provided that each reference contained therein to an Obligor shall be a reference to the Guarantor).
Section 4.06    Effectiveness. (a) This Subsidiary Guaranty shall become effective when the Administrative Agent shall have received a counterpart hereof signed by the Guarantor.
(b)    The Guarantor may at any time elect to terminate this Subsidiary Guaranty and its obligations hereunder if (i) after giving effect thereto, no Default shall have occurred and be continuing; and (ii) at such time the Guarantor does not have in effect a guarantee, the effect of which would require the Guarantor to be a Subsidiary Guarantor under the terms of Section 5.12 of the Credit Agreement. If the Guarantor so elects to terminate this Subsidiary Guaranty, it shall give the Administrative Agent notice to such effect, which notice shall be accompanied by a certificate of a Responsible Officer to the effect that, after giving effect to such termination, no Default shall have occurred and be continuing. The Administrative Agent may if it so elects conclusively rely on such certificate. Upon receipt of such notice and such certificate, unless the Administrative Agent determines that a Default shall have occurred and be continuing, the Administrative Agent shall promptly deliver to the Guarantor the counterpart of this Subsidiary Guaranty delivered to the Administrative Agent pursuant to Section 4.06(a), and upon such delivery this Subsidiary Guaranty shall terminate and the Guarantor shall have no further obligations hereunder. In addition to the foregoing, this Subsidiary Guaranty may be terminated and released in accordance with the terms of the penultimate paragraph of Section 7.08 of the Credit Agreement.
Section 4.07    GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

If the Guarantor is not organized under the laws of the United States of America or a State thereof:
Appointment of Agent for Service of Process. The Guarantor hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent, to accept and acknowledge on its behalf service or any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City. The Guarantor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. Such designation and appointment shall be irrevocable until all principal and interest and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Guarantor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.
Service of Process. The Guarantor hereby consents to process being served in any suit, action, or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City by service of process upon the agent of the Guarantor, as the case may be, for service of process in such jurisdiction appointed as provided in subsection (b)(i) above; provided that, to the extent lawful and possible, written notice of said service upon such agent shall be mailed by registered airmail, postage prepaid, return receipt requested, to the Guarantor at its address specified on the signature pages hereof or to any other address of which the Guarantor shall have given written notice to the Administrative Agent. The Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon the Guarantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Guarantor.
No Limitation on Service or Suit. Nothing in this Section 4.07 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Guarantor in the courts of any jurisdiction or jurisdictions.
Waiver of Immunities. To the extent permitted by applicable law, if the Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Subsidiary Guaranty. The Guarantor agrees that the waivers set forth above shall be to the fullest extent permitted under the Foreign Sovereign

Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.
Section 4.08    WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.09    Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against the Guarantor or for any other reason, any payment under or in connection with this Subsidiary Guaranty is made or satisfied in the Other Currency, then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the Payee to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Subsidiary Guaranty, the Guarantor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
Section 4.10    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write‑Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(iv)    (i)    a reduction in full or in part or cancellation of any such liability;
(v)    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Subsidiary Guaranty or any other Loan Documents; or
(vi)    (iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write‑Down and Conversion Powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed by its authorized officer as of the date first above written.

[GUARANTOR] By: Name: Title: Address: Email:

EXHIBIT D
[FORM OF] COMMITMENT INCREASE NOTICE

Citibank, N.A.,
as Administrative Agent for the Lenders
party to the Credit Agreement referred to below,
1615 BRETT RD, Building #3
New Castle, DE 19720
Attention: Bank Loans Syndications Department
Fax: (212) 994-0961
_______ __, 20__
Ladies and Gentlemen:
The undersigned, Tyco International Holding S.à r.l. (the “Borrower”), refers to the Multi-Year Senior Unsecured Credit Agreement, dated as of March 10, 2016 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto and Citibank N.A., as Administrative Agent, and hereby gives you notice pursuant to Section 2.15 of the Credit Agreement that the Borrower hereby requests a Commitment Increase under the Credit Agreement and, in that connection, sets forth below the information relating to such Commitment Increase (the “Proposed Commitment Increase”) as required by Section 2.15(a) of the Credit Agreement:

(1)	The Business Day of the Proposed Commitment Increase is [•], 20[•], and such date is at least 90 days prior to the Maturity Date;
(2)    The amount of the Proposed Commitment Increase is $[•];

(3)	[Insert name of Lender/third-party financial institution] is willing to participate in the Proposed Commitment Increase in the amount of $[•]; and

(4)	After giving effect to the Commitment Increase, the Commitments will not exceed $1,250,000,000.
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Commitment Increase:
(a)    The representations and warranties of the Borrower and any Subsidiary Guarantor, as applicable, set forth in Article III of the Credit Agreement or any other Loan Document are and will be true and correct in all material respects, both before and after giving effect to such Proposed Commitment Increase, as though made on such date, or, if any such representation or warranty was made as of a specific date, such representation and warranty was true and correct in all material respects on and as of such date; and

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(b)    At the time of and immediately after giving effect to such Proposed Commitment Increase, no Default has occurred and is continuing.

Very truly yours, TYCO INTERNATIONAL HOLDING S.À R.L.
By:_________________________________
Name: Title:

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